Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

WACHOVIA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

March 10, 2008

Dear Stockholder:

On behalf of the board of directors, we are pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Carolina, on Tuesday, April 22, 2008, at 9:30 a.m. The notice of meeting and proxy statement on the following pages contain information about the meeting.

In addition to the matters contained in this proxy statement, we will also review operating results for the past year and present other information concerning Wachovia. The meeting should be interesting and informative, and we hope you will be able to attend.

This year, we are pleased to be using the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing many of our stockholders a notice instead of a paper copy of this proxy statement and 2007 annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2007 annual report and a form of proxy card. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail. We welcome these new rules as conserving natural resources and reducing the costs of printing and distributing our proxy materials.

We are again pleased to offer record holders of common stock (those who hold shares directly registered in their own names and not in the name of a bank, broker or other nominee) the option of voting through the telephone or Internet.

In order to ensure your shares are voted at the meeting, please submit the proxy card at your earliest convenience or vote through the telephone or Internet. Voting procedures are described on the proxy card or on the notice of Internet availability of the proxy materials if you did not receive paper copies of the proxy materials. Every stockholder’s vote is important.

Sincerely yours,

G. Kennedy Thompson
Chairman, President and Chief Executive Officer

Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288

Wachovia Corporation
301 South College Street, Charlotte, North Carolina 28288

NOTICE OF ANNUAL MEETING
TO BE HELD ON APRIL 22, 2008

March 10, 2008

The Annual Meeting of Stockholders will be held at the Charlotte Marriott City Center, 100 West Trade Street, Charlotte, North Carolina 28202, on Tuesday, April 22, 2008, at 9:30 a.m., to consider the following:

•	A Wachovia proposal to elect the 17 nominees named in the attached proxy statement as directors, with terms expiring at the 2009 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualified.

•	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2008.

•	A number of stockholder proposals, which management and Wachovia’s board of directors oppose.

•	Such other business as may properly come before the meeting or any adjournments.

Only holders of record of Wachovia common stock on February 14, 2008, are entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be Held on April 22, 2008. The 2008 proxy statement and the annual report to stockholders for the year ended December 31, 2007 are also available at www.wachovia.com.

By order of the board of directors,

Mark C. Treanor
Secretary

Whether or not you plan to attend, please submit the proxy card or vote through the telephone or Internet voting procedures described on your proxy card or on the notice of Internet availability of the proxy materials if you did not receive paper copies of the proxy materials, to ensure your shares are voted at the meeting. Your vote is important, whether you own a few shares or many.

PROXY MATERIALS

General Information

Wachovia’s board of directors has made these proxy materials available to you on the Internet or delivered paper copies of these materials to you by mail in connection with Wachovia’s 2008 Annual Meeting of Stockholders to be held at the Charlotte Marriott City Center, 100 West Trade Street, Charlotte, North Carolina 28202, on Tuesday, April 22, 2008, at 9:30 a.m., and at any adjournment, referred to as the “meeting”. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

The proxy materials include our proxy statement for the meeting and Wachovia’s 2007 Annual Report to Stockholders. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the meeting.

This year, we are pleased to be using the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail or e-mail. Instructions on how to access the proxy materials over the Internet, including the proxy card, or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials. Stockholders who do not receive the notice will receive a paper copy of the proxy materials by mail.

Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

This proxy statement, the proxy card and Wachovia’s 2007 Annual Report to Stockholders are being first mailed to our stockholders and being made available to our stockholders on the Internet on or about March 10, 2008. In addition to Internet availability as specified on the notice discussed above, the proxy materials are available on our website at www.wachovia.com under the tab “About Wachovia—Investor Relations”.

The proxy card may be used whether or not you attend the meeting. If you are a registered stockholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card or on the notice of Internet availability of the proxy materials if you did not receive paper copies of the proxy materials. If your shares are held in the name of a bank, broker or other nominee, referred to as “street name”, you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.

Your vote is very important. For this reason, the board of directors is requesting that you permit your common stock to be represented at the meeting by the individuals named on the proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE MEETING

Who Can Vote

You may vote if you owned Wachovia common stock as of the close of business on the record date, February 14, 2008. Each share of Wachovia common stock is entitled to one vote. At the close of business on February 14, 2008, 1,981,588,825 shares of Wachovia common stock were outstanding and eligible to vote. Your proxy card shows the number of shares that you are entitled to vote. If you own any shares in Wachovia’s Dividend Reinvestment and Stock Purchase Plan, the proxy card includes the number of shares you have in that plan on the record date for the meeting, as well as the number of shares directly registered in your name, including those held through our direct registration service. Your individual vote is confidential and will not be disclosed to persons other than those recording the vote or as applicable law may require.

How Do I Vote

You have four voting options:

•	Over the Internet at the address shown on your proxy card or on the notice of Internet availability of the proxy materials if you did not receive paper copies of the proxy materials;

•	By telephone through the number shown on your proxy card;

•	By mail, if you received paper copies of the proxy materials, by completing, signing, dating and returning the enclosed proxy card; or

•	By attending the meeting and voting your shares in person.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting. Directions to the meeting are on the proxy card.

If you hold your Wachovia shares in nominee or “street name”, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee. Please follow their directions carefully. If you want to vote Wachovia shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

What Am I Voting On

There are five proposals that will be presented for your consideration at the meeting:

•	Electing directors;

•	Ratifying the appointment of KPMG LLP as Wachovia’s auditors for 2008;

•	If properly presented, three stockholder proposals:

•	Regarding a non-binding stockholder vote ratifying executive compensation;

•	Regarding reporting political contributions; and

•	Regarding the nomination of directors.

The first two proposals have been submitted on behalf of Wachovia’s board of directors. The remaining proposals have been submitted on behalf of certain stockholders. Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Can I Change My Vote

You may revoke your proxy and change your vote at any time before the time voting begins on any proposal at the meeting. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, voting on a later date by telephone or by the Internet (only your last telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. If your shares are held in nominee or street name, you should contact your bank, broker or other nominee regarding the revocation of proxies or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person.

Quorum Needed To Hold The Meeting

In order to conduct the meeting, a majority of Wachovia shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers or other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or nominee cannot vote the customer’s shares because the matter is not considered routine under NYSE rules.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as recommended by our board of directors. If you hold your shares in your name and do not return valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your Wachovia shares in the name of a bank, broker or other nominee, and you do not give that nominee instructions on how you want your shares to be voted, the nominee generally has the authority to vote your shares on certain “routine” matters as described above. At the meeting, proposals 1 and 2 are deemed “routine” which means that the nominee can vote your shares on those proposals if you do not timely provide instructions for voting your shares. However, the remaining proposals are deemed “non-routine” which means that the nominee cannot vote your shares on those proposals if you do not timely provide instructions for voting your shares.

What Vote Is Needed

Wachovia amended its articles of incorporation following the 2007 annual meeting of stockholders to provide for majority voting in the election of directors. As a result, in an uncontested director election (i.e., an election where the only nominees are those proposed by our board, such as at the meeting), our directors are elected by a majority of the votes cast by holders of our common stock present in person or by proxy at the meeting. For purposes of uncontested director elections, a majority of votes cast means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. Abstentions will not be counted as votes cast for the election of directors and will have no effect on the outcome of the election of our directors. Under North Carolina law, if an incumbent director is not re-elected at the annual meeting, the director will continue to serve in office as a “holdover” director until his or her successor is elected or until there is a decrease in the number of directors. North Carolina law also provides that if the stockholders fail to elect the full authorized number of directors, the board may fill the vacancy by electing a successor. Accordingly, as provided in Wachovia’s articles of incorporation and in the board’s Corporate Governance Guidelines, if an incumbent director fails to receive the required majority vote, the board may decrease the number of directors, fill any vacancy, or take other appropriate action, taking into account the recommendation of the Corporate Governance & Nominating Committee. The board’s Corporate Governance Guidelines provide that the board will act on the Corporate Governance & Nominating Committee’s recommendation within 90 days following the stockholders’ meeting at which the election occurred, and will promptly disclose its decision in a SEC filing.

A majority of votes cast at the meeting is also required to approve the remaining proposals. Abstentions will not be counted as votes cast for these proposals. In addition, broker “non-votes” will not be counted as votes cast for proposals 3-5.

Our Voting Recommendations

Our board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” ratifying KPMG LLP as our auditors;

•	“AGAINST” the stockholder proposal regarding a non-binding stockholder vote ratifying executive compensation;

•	“AGAINST” the stockholder proposal regarding reporting political contributions; and

•	“AGAINST” the stockholder proposal regarding the nomination of directors.

Proxy cards that are timely signed, dated and submitted but do not contain instructions on how you want to vote will be voted in accordance with our board of directors’ recommendations.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the first quarter of fiscal year 2008.

Cost of This Proxy Solicitation

Wachovia will pay the costs of the solicitation. We have hired Georgeson Inc. as proxy solicitors to assist in the proxy solicitation and tabulation. Their base fee is $22,500, plus expenses and an additional fee per proxy tabulated. We may also, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to Wachovia soliciting proxies by mail, over the Internet and by the telephone, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephoning us at (704) 374-6782. If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that they send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.

Electronic Delivery of Proxy Materials

If you received a paper copy of the proxy materials by mail, you can also access Wachovia’s proxy statement and 2007 Annual Report on Form 10-K, which includes our annual report to stockholders, via the Internet at www.wachovia.com under the tab “About Wachovia—Investor Relations”. For next year’s stockholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically by e-mail. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at http://proxy.georgeson.com, which has been established for you to vote your shares for the meeting if you received paper copies of the proxy materials, or the Internet voting website set forth on your notice of Internet availability of the proxy materials if you did not receive paper copies of the proxy materials. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s stockholders’ meeting you will receive an e-mail notification when the proxy materials and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206.

A copy of our 2007 Annual Report on Form 10-K will be provided to you without charge (except for exhibits) upon written request to Wachovia Corporation, Investor Relations, 301 South College Street, Charlotte, NC 28288-0206.

PROPOSAL 1.  ELECTION OF DIRECTORS

General Information and Nominees

Wachovia amended its articles of incorporation following our 2007 annual meeting of stockholders to eliminate provisions classifying the terms of our board of directors. Following that amendment, all of our directors are elected to serve for terms of one year and are elected annually at our annual meeting of stockholders. Our directors determine the size of the board, but the total number of directors cannot be fewer than nine or more than 30. For purposes of the meeting, the number of directors is fixed at 17.

To facilitate the prompt transition from our board’s classified term structure to the new one-year term structure, each Wachovia director whose term, under the classified term structure, was to expire at the annual meeting of stockholders in 2009 or 2010 resigned as a director, effective on February 25, 2008, and each such director was immediately reappointed as a director with a term expiring at the meeting. Therefore, all director nominees have terms expiring at the meeting, or until their successors are duly elected and qualified.

Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the board and the election of any substitute nominee. In addition, the board may reduce the number of directors to be elected at the meeting.

Proxies, unless indicated to the contrary, will be voted “FOR” the election of the 17 nominees named below as directors of Wachovia with terms expiring at the 2009 annual meeting of stockholders.

All of the nominees are currently directors. Listed below are the names of the nominees to serve as directors, together with: their ages; their principal occupations during the past five years; any other directorships they serve with any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or subject to Section 15(d) of the 1934 Act or any investment company registered under the Investment Company Act of 1940; and the year during which each was first elected a director of Wachovia.

JOHN D. BAKER, II (59). President and Chief Executive Officer, Patriot Transportation Holding, Inc., Jacksonville, Florida, a motor carrier and flatbed transportation hauler and real estate management company, since February 2008. Previously, President and Chief Executive Officer, Florida Rock Industries, Inc., Jacksonville, Florida, a heavy building materials company, prior to November 2007. Director, Patriot Transportation Holding, Inc. and Vulcan Materials Company. A director since 2001.

PETER C. BROWNING (66). Lead Director of Nucor Corporation, Charlotte, North Carolina, a steel products manufacturing company, since May 2006. Previously, Non-Executive Chairman of Nucor Corporation, prior to May 2006 and Dean, McColl Graduate School of Business, Queens University of Charlotte, from March 2002 to May 2005. Also, Chief Executive Officer of Sonoco Products Company, from 1998 to 2000, and Chief Executive Officer of National Gypsum Company, from 1990 to 1993. Director, Acuity Brands Inc., EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation and The Phoenix Companies, Inc. A director since 2001.
JOHN T. CASTEEN, III (64). President of the University of Virginia, Charlottesville, Virginia. A director since 2001.
JERRY GITT (65). Retired, Palm Desert, California. Previously, First Vice President of Equity Research, Merrill, Lynch & Company, prior to 2000. A director since 2006.
WILLIAM H. GOODWIN, JR. (67). Chairman and President, CCA Industries, Inc., Richmond, Virginia, a diversified holding company. Also, Chairman, Chief Executive Officer and Chief Operating Officer of The Riverstone Group, LLC, Richmond, Virginia, a diversified holding company. A director since 1993.

MARYELLEN C. HERRINGER (64). Attorney-at-law, Piedmont, California. Also, Non-Executive Chair of ABM Industries Incorporated, San Francisco, California, a facilities services company, since March 2006. Previously, Executive Vice President, General Counsel and Secretary, APL Limited, Oakland, California, an intermodal shipping and rail transportation company, until 1997. Director, ABM Industries Incorporated, Pacific Gas & Electric Company and PG & E Corporation. A director since 2006.
ROBERT A. INGRAM (65). Vice Chairman Pharmaceuticals, of GlaxoSmithKline, Research Triangle Park, North Carolina, a pharmaceutical research and development company, since January 2003. Also, Chairman of the Board, OSI Pharmaceuticals, Inc., Melville, New York, a biotechnology company, since January 2003, and Lead Director, Valeant Pharmaceuticals International, Aliso Viejo, California, a specialty pharmaceutical company focused on neurology, dermatology and infectious disease, since February 2008. Previously, Chief Operating Officer and President, Pharmaceutical Operations, of GlaxoSmithKline plc, from December 2000 to January 2003 and Chairman of the Board, Valeant Pharmaceuticals International, from August 2007 to February 2008. Director, Allergan, Inc., Edwards Lifesciences Corporation, Lowe’s Companies, Inc., OSI Pharmaceuticals, Inc. and Valeant Pharmaceuticals International. A director since 2001.

DONALD M. JAMES (59). Chairman and Chief Executive Officer, Vulcan Materials Company, Birmingham, Alabama, a construction materials company. Director, The Southern Company and Vulcan Materials Company. A director since 2004.
MACKEY J. MCDONALD (61). Chairman, VF Corporation, Greensboro, North Carolina, an apparel manufacturer. Previously, Chief Executive Officer prior to January 2008 and President prior to March 2006, VF Corporation. Director, VF Corporation. A director since 1997.

JOSEPH NEUBAUER (66). Chairman and Chief Executive Officer, ARAMARK Holdings Corporation, Philadelphia, Pennsylvania, a service management company, since January 2007. Previously, Chairman and Chief Executive Officer, ARAMARK Corporation, from September 2004 to January 2007, Executive Chairman of the Board, from January 2004 to September 2004, and Chairman and Chief Executive Officer of ARAMARK Corporation, prior to January 2004. Director, ARAMARK Corporation, Macy’s, Inc. and Verizon Communications, Inc. A director since 1996.
TIMOTHY D. PROCTOR (58). General Counsel, Diageo plc, London, England, a premium spirits, beer and wine company, since January 2000. A director since 2006.
ERNEST S. RADY (70). Principal shareholder, manager and consultant to a group of companies engaged in real estate management and development, property and casualty insurance and investment management through American Assets, Inc. (President and founder) and Insurance Company of the West (Chairman), Irvine, California. Previously, Chairman of Dealer Finance business and California banking business, Wachovia Corporation, from March 2006 to March 2007 and Chairman and Chief Executive Officer, Westcorp, and Chairman, WFS Financial Inc, Irvine, California, commercial banking and automobile finance companies, prior to March 2006. A director since 2006.
VAN L. RICHEY (58). President and Chief Executive Officer, American Cast Iron Pipe Company, Birmingham, Alabama, a manufacturer of products for the waterworks, capital goods and energy industries. A director since 2004.

RUTH G. SHAW (60). Retired, Charlotte, North Carolina. Also, Executive Advisor to the Chairman and Chief Executive Officer, Duke Energy Corporation, Charlotte, North Carolina, one of the largest electric power companies in the United States, since October 2006. Previously, Group Executive Public Policy and President, Duke Nuclear, from April 2006 to October 2006, President (from March 2003 to April 2006) and Chief Executive Officer (from October 2004 to April 2006), Duke Power Company, and Executive Vice President and Chief Administrative Officer, Duke Energy Corporation, prior to March 2003. Director, The Dow Chemical Company and DTE Energy Company. A director since 1990.
LANTY L. SMITH (65). Chairman and Chief Executive Officer, Tippet Capital, LLC, Raleigh, North Carolina, an investment and merchant banking firm, since 2007. Also, Chairman, Precision Fabrics Group, Inc., Greensboro, North Carolina, a manufacturer of high technology specification textile products. Previously, Chairman, Soles Brower Smith & Co., Greensboro, North Carolina, an investment and merchant banking firm, prior to 2007. A director since 1987.
G. KENNEDY THOMPSON (57). Chairman (since February 2003), President and Chief Executive Officer, Wachovia Corporation. Director, Hewlett-Packard Company and Wachovia Preferred Funding Corp. A director since 1999.
DONA DAVIS YOUNG (54). Chairman (since April 2003), President and Chief Executive Officer (since January 2003) of The Phoenix Companies, Inc., Hartford, Connecticut, a provider of a broad array of life insurance, annuity and investment products and services, and its subsidiary Phoenix Life Insurance Company. Previously, Chief Operating Officer (February 2001 to January 2003) of The Phoenix Companies, Inc., and President (since February 2000) and Chief Operating Officer (since February 2001) of Phoenix Life Insurance Company. Director, Foot Locker, Inc. and The Phoenix Companies, Inc. A director since 2001.

Board Matters

Wachovia’s business is managed under the direction and oversight of the board of directors. The board appoints Wachovia’s Chief Executive Officer and its senior management team who are responsible for the day-to-day conduct of Wachovia’s business. The board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in good faith and in what each director reasonably believes to be in the best interests of Wachovia.

Committee Structure

The board has established various committees to assist the board in fulfilling its responsibilities. These committees currently consist of

•	the Executive Committee,

•	the Risk Committee,

•	the Management Resources & Compensation Committee,

•	the Corporate Governance & Nominating Committee, and

•	the Audit Committee.

Subject to applicable law and regulatory requirements, the board may establish additional or different committees from time to time.

The board has adopted written charters for each of the above committees, and copies of the current charters for the Audit, Management Resources & Compensation, Corporate Governance & Nominating and Risk Committees are available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Board Committee Composition”, and are available in print to any stockholder who requests them by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. The following is additional information regarding each of the board’s existing committees:

Executive Committee.  The Executive Committee held no meetings in 2007. The Committee is authorized, between meetings of the board, to perform all duties and exercise all authority of the board, except for those duties and authorities delegated to other committees of the board or that are exclusively reserved to the board by our bylaws or by applicable law. The Executive Committee is not expected to meet frequently, if at all, and its primary function would be to consider matters that require immediate attention. The following directors are the current members of the Committee: Smith (Chair), Browning, Goodwin, Ingram, Neubauer, Thompson and Young.

Risk Committee.  The Risk Committee held six meetings in 2007. The primary responsibilities of the Risk Committee are to assist the board in overseeing, and receiving information regarding, Wachovia’s policies, procedures and practices relating to liquidity, interest rate, credit, market and operational risk. The following directors are the current members of the Committee: Young (Chair), Goodwin, Herringer, James, Rady and Richey.

Management Resources & Compensation Committee.  The Management Resources & Compensation Committee (the “Compensation Committee”) held six meetings in 2007. The Compensation Committee’s principal responsibilities are described below under “—Compensation of Directors” and “Compensation Discussion & Analysis” and include assisting the board by reviewing, establishing or making recommendations to the board, as applicable, regarding employee compensation, administering various employee benefit plans, acting as the executive compensation committee, evaluating management resources, including regarding succession planning, monitoring compliance of our employment and personnel policies and studying the compensation of directors and recommending changes when appropriate. The following directors are the current members of the Compensation Committee: Shaw (Chair), Browning, Ingram, McDonald and Proctor. The board has determined that all of the members of the Compensation Committee are independent under the NYSE Corporate Governance Listing Standards, which we refer to as the NYSE rules, and the board’s Director Independence Standards described below.

Corporate Governance & Nominating Committee.  The Corporate Governance & Nominating Committee held five meetings in 2007. The Committee assists the board and management in establishing and maintaining effective corporate governance practices and procedures, identifies individuals qualified to become board members, and recommends to the board the individuals for nomination as members of the board and its committees. The following directors are the current members of the Committee: Ingram

(Chair), Browning, Goodwin, McDonald, Neubauer, Shaw and Smith. The board has determined that all of the members of the Corporate Governance & Nominating Committee are independent under the NYSE rules and the board’s Director Independence Standards.

Audit Committee.  The Audit Committee held 14 meetings in 2007. The Committee’s principal responsibilities are described below under “Audit Committee Report” and include assisting the board in overseeing Wachovia’s financial reporting process. The following directors are the current members of the Committee: Neubauer (Chair), Baker, Casteen, Gitt and Smith. The board has determined that all of the members of the Audit Committee are independent under the NYSE rules, the board’s Director Independence Standards, and applicable SEC rules and regulations. The board has also determined that at least one member of the Audit Committee qualifies as an audit committee financial expert within the meaning of SEC rules and regulations, and has designated Mr. Neubauer, the Chair of the Committee, as the audit committee financial expert.

Meetings and Attendance.

The board held eight meetings in 2007. In 2007, all of the directors attended at least 75% of the meetings of the board and the committees on which they served.

Corporate Governance Policies and Practices

Corporate Governance Guidelines

Wachovia has developed, and operated under, corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board and management with those of Wachovia’s stockholders, and promote the highest ethical conduct among Wachovia’s directors and employees. The board has focused on continuing to build upon Wachovia’s strong corporate governance practices, and over the years Wachovia has adopted various corporate governance enhancements. For example, during the past few years the board has:

•	designated a lead independent director;

•	increased reliance on stock-based compensation for senior management and the board;

•	adopted stock ownership guidelines for senior executives and the board;

•	amended, following stockholder approval, Wachovia’s articles of incorporation to remove the requirement of having a classified board;

•	amended, following stockholder approval, Wachovia’s articles of incorporation to provide for majority voting in uncontested director elections; and

•	adopted a policy that requires stockholder approval of future severance agreements for executive officers that provide for benefits above certain limits.

In April 2003, the board formally adopted written corporate governance policies, principles and guidelines, known as our Corporate Governance Guidelines, which reflect many of the matters mentioned above. The Corporate Governance Guidelines are not intended to be a static statement of Wachovia’s policies, principles and guidelines, but are subject to continual assessment and refinement as the board may determine advisable or necessary in view of the best interests of Wachovia and its stockholders. A copy of the board’s Corporate Governance Guidelines is available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Corporate Governance Guidelines”, and is available in print to any stockholder who requests it by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Highlights of portions of the Corporate Governance Guidelines, as well as some of Wachovia’s other corporate governance policies, practices and procedures are described below.

Director Independence

As described in the Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of directors who are independent under the NYSE rules, as determined by the board in its business judgment. As described below, the board has determined that 15 of the board’s 17 current directors and nominees, or approximately 88%, are independent directors within the meaning of the Director Independence Standards adopted by the board, the NYSE rules and the applicable SEC rules and regulations.

The NYSE rules provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia (either directly or as a partner, stockholder or officer of an organization that has a relationship with Wachovia). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted Director Independence Standards to assist the board in determining whether a director has a material relationship with Wachovia. The Director Independence Standards should be read together with the NYSE rules. The Director Independence Standards are attached to this proxy statement as Appendix A and are also available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Director Independence”.

In February 2008, the board, with the assistance of the Corporate Governance & Nominating Committee, conducted an evaluation of director independence, based on the Director Independence Standards, the NYSE rules and applicable SEC rules and regulations. In connection with this review, the board evaluated banking, commercial, charitable, consulting, familial or other relationships with each director or immediate family member and their related interests and Wachovia and its subsidiaries.

As a result of this evaluation, the board affirmatively determined that each of Mr. Baker, Mr. Browning, Mr. Casteen, Mr. Gitt, Mr. Goodwin, Ms. Herringer, Mr. Ingram, Mr. James, Mr. McDonald, Mr. Neubauer, Mr. Proctor, Mr. Richey, Dr. Shaw, Mr. Smith, and Ms. Young is an independent director under the Director Independence Standards, the NYSE rules and the applicable SEC rules and regulations. Each member of the Audit, Management Resources & Compensation and Corporate Governance & Nominating Committees is independent. Robert J. Brown was an independent director prior to his retirement as a director in April 2007, and John C. Whitaker, Jr. was an independent director prior to his retirement in December 2007.

In connection with its independence evaluation, the board considered the following relationships and transactions, as described by category or type in the Director Independence Standards:

Customer Relationships

Wachovia provides in the ordinary course of business lending and/or other financial services to all of its directors, some of their immediate family members and their affiliated organizations, including to former directors who retired in 2007.

Supplier or Other Business Relationships

Some entities affiliated with some of our directors or their immediate family members may provide services to or do business with Wachovia in the ordinary course of business, including the following entities:

•	ARAMARK Holdings Corporation, where Mr. Neubauer is the chief executive officer and beneficially owns approximately 9.0% of the voting securities, is a service management company, and in 2007, ARAMARK provided food and vending services to Wachovia;

•	The Riverstone Group, LLC, where Mr. Goodwin is the chief executive officer and which is owned by members of Mr. Goodwin’s immediate family, is an owner and operator of, among other things, resort and hospitality properties, and in 2007, the Riverstone Group, LLC provided certain hotel, restaurant and meeting services to Wachovia;

•	Bradley Arant Rose & White LLP, where a relative of Mr. James is a partner, is a large law firm, and in 2007, Bradley Arant provided legal services to Wachovia. The relative, however, was not directly involved in providing legal services to Wachovia; and

•	The University of Virginia and the Phoenix Companies, where Mr. Casteen and Ms. Young, respectively, are employed provide services or may otherwise do business with Wachovia. The University of Virginia is one of several educational institutions that participates in sports marketing sponsorship arrangements with Wachovia, and Wachovia offers some of the Phoenix Companies’ products to its customers.

Family Relationships

A relative of Mr. Proctor is employed as a customer relations manager at Wachovia, but is not an executive officer or officer required to file reports with the SEC under Section 16(a) of the 1934 Act, and a relative of Mr. Whitaker, who retired as a director in December 2007, was employed at Wachovia until March 2006, but not as an executive officer or Section 16(a) reporting officer.

Charitable and Other Relationships

Mr. Casteen is employed at an organization that received contributions from Wachovia that did not exceed the thresholds described in the Director Independence Standards. In addition, some Wachovia directors or their immediate family members are non-management directors or trustees, but not officers or significant equity owners, of entities that may be customers of Wachovia or otherwise do business in the ordinary course with, or may have received charitable contributions from, Wachovia. Under the Director Independence Standards, these relationships are not deemed to be material and are not considered by the board in determining independence.

The board determined pursuant to the Director Independence Standards and the NYSE rules that each of the above relationships was not material. In particular, in considering the supplier and other business relationships described above, the amounts Wachovia paid to or Wachovia received from each of the above entities did not approach the 2% of consolidated gross revenues threshold contained in the Director Independence Standards and the NYSE rules, and in each case those amounts were less than 1% of the consolidated revenues of the entity. The board determined pursuant to the Director Independence Standards that these relationships were not material to Wachovia or the other entity and that none of the above directors or, to the extent applicable, their immediate family members had a direct or indirect material interest in the relationships or transactions with these entities.

The board also determined that Mr. Thompson and Mr. Rady are not independent because Wachovia currently employs Mr. Thompson and employed Mr. Rady prior to his retirement as an employee in March 2007.

Lead Independent Director

The board has long recognized the importance of independent leadership on the board, as evidenced by its designation of a lead independent director in 2000. As provided in the Corporate Governance Guidelines, the independent directors elect the lead independent director, and in February 2008, the independent directors elected Mr. Smith to continue in his role as the board’s lead independent director. The duties and responsibilities of the lead independent director include the following:

•	assisting the Chairman of the Board with board-related matters, including approving board meeting agendas, board meeting schedules and various information sent to the board;

•	serving as the principal liaison between the independent directors and the Chairman of the Board;

•	presiding at any meetings of the non-employee directors or independent directors or at any meetings of the board at which the Chairman of the Board is not present; and

•	any other duties or responsibilities that may be requested by the independent directors or the Chairman of the Board, including, as the lead independent director deems appropriate, calling any meetings of the non-employee directors or independent directors or meeting with any of Wachovia’s executive officers, stockholders or other constituents.

Executive Sessions

The Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions (no management or directors who are also members of management present) at least three times each year. The lead independent director, Mr. Smith, presides at the regularly scheduled executive sessions of the non-management directors. Three of these executive sessions were held in 2007, including at least one session where only the independent directors were present. The Corporate Governance Guidelines also provide that the board will meet in executive sessions with the Chief Executive Officer at least two times each year to discuss strategic or other key issues regarding Wachovia, and may contact the Chief Executive Officer at any other time to discuss Wachovia’s business.

Director Nomination Process

The Corporate Governance & Nominating Committee is responsible for identifying individuals qualified to become board members and for recommending to the board the individuals for nomination as members of the board. In furtherance of the board’s Corporate Governance Guidelines, the Corporate Governance & Nominating Committee and the board expect to create a board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Corporate Governance & Nominating Committee considers the needs of the board and Wachovia in light of the current mix of director skills and attributes. In addition to requiring that each director possess unquestionable integrity and character, the Corporate Governance & Nominating Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions such as Wachovia. The Corporate Governance & Nominating Committee also takes into consideration the board’s policies outlined in its Corporate Governance Guidelines, including those relating to the board’s retirement policy, the ability of directors to devote adequate time to board and committee matters, and the board’s belief that a substantial majority of the board should consist of independent directors. When the Corporate Governance & Nominating Committee is considering current board members for nomination for reelection, the Committee also considers prior board and committee contributions and performance, as well as meeting attendance records.

The Corporate Governance & Nominating Committee may seek the input of the other members of the board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Corporate Governance & Nominating Committee may use the services of consultants or a search firm, although it has not done so in the past.

The Corporate Governance & Nominating Committee will consider recommendations by Wachovia stockholders of qualified director candidates for possible nomination by the board. Stockholders may recommend qualified director candidates by writing to Wachovia’s Corporate Secretary, at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance & Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Corporate Governance & Nominating Committee uses the same process for evaluating all nominees, including those recommended by stockholders.

In addition, Wachovia’s bylaws contain specific conditions under which persons may be nominated directly by stockholders for election as directors at an annual meeting of stockholders. The provisions include the condition that stockholders comply with the advance notice time frame requirements described below under “Other Stockholder Matters.”

Communications with Directors

The board has established a process for stockholders and other interested parties to communicate directly with the lead independent director, Mr. Smith, or with the non-management directors individually or as a group. Any stockholder or other interested party who desires to contact one or more of Wachovia’s non-management directors, including the board’s lead independent director, may send a letter to the following address:

Board of Directors (or lead independent director or name of individual director)
c/o Corporate Secretary
Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288-0013

All such communications will be forwarded to the lead independent director or the appropriate director or directors specified in such communications as soon as practicable.

In addition, as provided on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Contact Wachovia’s Directors”, any stockholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Wachovia Audit Committee
c/o Corporate Secretary
Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288-0013

Annual Meeting Policy

Directors are expected to attend Wachovia’s annual meeting of stockholders. In furtherance of this policy, Wachovia’s board usually holds one of its regularly scheduled board meetings on the same day as the annual stockholders’ meeting. In 2007, all but two members of the board attended the annual meeting of stockholders.

Code of Conduct & Ethics

Wachovia has had a written code of conduct for many years. The code, which applies to Wachovia’s directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. The Code of Conduct & Ethics is available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Code of Conduct & Ethics”, and is available in print to any stockholder who requests it by contacting us at: Investor Relations, Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0206, or by telephone at (704) 374-6782. Wachovia intends to post any amendments to or waivers of its Code of Conduct & Ethics (to the extent applicable to Wachovia’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website.

Stock Ownership Requirements

Our board has adopted a common stock ownership policy for members of the board and our executive officers. For a description of our ownership policy, see “Compensation Discussion & Analysis; Compensation Decisions for 2007 Performance—Long-Term Stock-Based Compensation”. See also “Security Ownership of Management”.

Compensation of Directors

Non-employee directors receive a quarterly cash retainer and quarterly credits under Wachovia’s Deferred Compensation Plan for Non-Employee Directors, which is described below, in each director’s common stock equivalent deferred account. In addition, the lead independent director and the Chair of each committee receive a quarterly fee.

The Compensation Committee is responsible for studying the compensation of directors and recommending changes for consideration by the full board when appropriate. The Compensation Committee annually reviews market data provided by professionals in our Human Resources Division, outside independent compensation consultants engaged by the Compensation Committee, and legal counsel. The analysis of outside director compensation in 2007 indicated that Wachovia’s total compensation for outside directors was less than the median of the primary competitive peer group comprised of 10 large financial services companies as listed in “Compensation Discussion & Analysis”. Based on this analysis, the Compensation Committee recommended, and the board of directors approved, increases to director compensation effective July 1, 2007. See “Compensation Discussion & Analysis”.

Based on the 2007 analysis of outside director compensation and in consultation with the independent consultant to the Compensation Committee, the Compensation Committee recommended, and the board of directors approved, a $5,000 increase to the annual cash retainer and a $15,000 increase to the annual mandatory deferred common stock equivalent contribution effective July 1, 2007. The Compensation Committee considered the outside director compensation levels and practices of the primary peer companies and reaffirmed their desire to emphasize board and committee Chair service as opposed to meeting fees. In making its recommendation, the Compensation Committee sought to maintain greater emphasis on compensation tied to Wachovia common stock performance by maintaining the annual mandatory deferred common stock equivalent contribution at slightly more than two times the annual cash-based retainer. In addition, the Compensation Committee noted that compensation for outside directors had not been increased since August 2005.

The following table summarizes Wachovia’s 2007 director compensation amounts:

	Annualized Compensation Levels
	January 1, 2007 to	July 1, 2007 to	Total 2007
Compensation Element	June 30, 2007	December 31, 2007	Compensation

Annual Cash Retainer	$70,000	$75,000	$72,500
Annual Mandatory Common Stock Equivalent Deferred Account Contribution	150,000	165,000	157,500
Total Annual Compensation	220,000	240,000	230,000
Annual Committee Chair Fee	15,000	15,000	15,000
Annual Audit Committee Chair Fee	25,000	25,000	25,000
Annual Lead Independent Director Fee	25,000	25,000	25,000
Special Board Meeting Fee *	2,000	2,000	—
Special Committee Meeting Fee *	1,500	1,500	—

*	If more than six board or committee meetings are held in an annual period, directors receive an additional $1,500 for each additional committee meeting attended and $2,000 for each additional board meeting attended.

Wachovia reimburses directors for travel and accommodation expenses. Directors who are Wachovia employees do not receive any directors’ fees.

Director Compensation Table

The following table sets forth with respect to each person who served as a director of Wachovia in 2007: (i) their name (column (a)); (ii) the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees (column (b)); (iii) for awards of stock, the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) (column (c)); (iv) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans (column (d)); (v) all other compensation for the covered fiscal year that Wachovia could not properly report in columns (b)-(d) (column (e)); and (vi) the dollar value of total compensation for the covered fiscal year (column (f)), representing the sum of all amounts reported in columns (b)-(e).

2007 DIRECTORS COMPENSATION

			Nonqualified
	Fees		Deferred
	Earned or Paid	Stock	Compensation	All Other	Total
	in Cash	Awards	Earnings	Compensation	Compensation
Name	($) (4)	($) (5)	($) (6)	($) (7)	in 2007 ($)
(a)	(b)	(c)	(d)	(e)	(f)

Baker II, John	82,000	157,500	0	0	239,500
Brown, Robert (1)	17,500	37,500	13,540	0	68,540
Browning, Peter	74,500	157,500	0	1,250	233,250
Casteen III, John	85,000	157,500	0	1,000	243,500
Gitt, Jerry	85,000	157,500	0	1,500	244,000
Goodwin Jr., William	74,500	157,500	0	2,000	234,000
Herringer, Maryellen	74,500	157,500	3,074	0	235,074
Ingram, Robert	89,500	157,500	0	0	247,000
James, Donald	74,500	157,500	3,536	0	235,536
McDonald, Mackey	74,500	157,500	0	2,000	234,000
Neubauer, Joseph	107,000	157,500	7,220	0	271,720
Proctor, Timothy	74,500	157,500	479	0	232,479
Rady, Ernest (2)	62,833	132,500	0	0	195,333
Richey, Van	74,500	157,500	0	0	232,000
Shaw, Ruth	89,500	157,500	2,836	0	249,836
Smith, Lanty	125,000	157,500	0	0	282,500
Thompson, G. Kennedy (3)	0	0	0	0	0
Whitaker Jr., John (1)	74,500	157,500	0	0	232,000
Young, Dona	89,500	157,500	0	0	247,000

Total	1,428,833	2,690,000	30,685	7,750	4,157,268

(1)	Mr. Brown retired as a director on April 17, 2007. Reported compensation reflects amounts earned or accrued for fiscal year 2007 through his retirement date. Mr. Whitaker retired as a director on December 31, 2007.

(2)	Wachovia and Mr. Rady signed an offer letter at the time Wachovia and Westcorp entered into their merger agreement that became effective upon completion of the Westcorp merger regarding Mr. Rady’s role with Wachovia. Pursuant to that letter, upon his retirement as an employee of Wachovia in March 2007, he received $691,667 in post-termination payments in 2007. Following termination of employment, Mr. Rady became eligible to receive normal director fees applicable to all non-employee directors. The amounts shown in the table reflect such fees earned or accrued after his retirement in March 2007 through year-end.

(3)	Wachovia employees do not receive compensation for their role as directors.

(4)	All or a portion of the reported cash compensation may be deferred through the Deferred Compensation Plan for Non-Employee Directors, which is discussed below. See table on page 16 for elements of director compensation.

(5)	Amounts reflect the annual mandatory deferred common stock equivalent contribution provided to non-employee directors. Awards are made in the form of fully vested common stock unit equivalents and have been reported at the SFAS 123R value which reflects the closing price of Wachovia common stock on the date deferred common stock units were contributed to individual accounts. In 2007, deferred common stock unit contribution dates and the corresponding SFAS 123R cost per unit were as follows:

• January 3, 2007—$56.81

• April 23, 2007—$55.49

• July 2, 2007—$52.30

• October 1, 2007—$50.92

These phantom stock units are hypothetical shares with the underlying value tied to the market price of Wachovia common stock. See “Wachovia Deferred Compensation Plan for Non-Employee Directors” below for additional information.

(6)	Amounts reflect only that interest earned on deferred compensation amounts considered to be above-market. Interest paid on deferred compensation is deemed to be above-market if it exceeds 120% of the applicable federal long-term rate.

(7)	Amounts reflect the Wachovia matching contribution component of the Board of Directors Matching Gift Program. Under this program, Wachovia will match, on a $2 for $1 basis, a director’s contributions to accredited educational institutions or other nonprofit institutions in accordance with section 501(c) of the Internal Revenue Code. Wachovia’s contribution is limited to $4,000 in any given year.

Effective January 1, 2008, the matching contribution component of the Board of Directors Matching Gift Program was amended to provide for a Wachovia match on a $1 for $1 basis to align with the matching gift program available to Wachovia employees.

Wachovia Deferred Compensation Plan for Non-Employee Directors

Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not Wachovia employees may defer payment of all or any part of their directors’ fees. Non-employee directors make these deferral elections prior to each year or upon appointment to the board. In conjunction with this deferral election, non-employee directors also elect whether deferred balances will earn interest set at the prime rate plus 2% compounding quarterly or invested in deferred stock units with the value tied to the market value of Wachovia common stock. The $165,000 annual mandatory deferred stock unit component of the directors’ retainer is provided through quarterly contributions of $41,250 to the stock unit component of the plan. In the first and second quarters of 2007, the quarterly contributions equaled $37,500 and increased to $41,250 in the third and fourth quarters of 2007 to reflect the change in director compensation discussed above. These contributions must be invested in deferred stock units during the year of contribution.

Directors having their fees in deferred stock units are investing in common stock equivalents that are valued based on the market value of Wachovia common stock. This means that the value of their deferred account is based on the market value of Wachovia common stock and will rise and fall as if the account were actually invested in the stock. Common stock equivalents do not have voting rights. Deferred stock units do not receive dividends when declared on shares of Wachovia common stock but do receive dividend equivalents that are re-invested into additional deferred stock units. Deferred amounts are payable in cash after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the Compensation Committee.

The following table sets forth with respect to each person who served as a director of Wachovia in 2007: (i) their name (column (a)); (ii) the aggregate interest-bearing balance in the director’s Deferred Compensation Plan for Non-Employee Directors account at December 31, 2007 (column (b)); (iii) the aggregate number of deferred stock units in the director’s Deferred Compensation Plan for Non-Employee Directors account at December 31, 2007 (column (c)); (iv) the aggregate dollar value of the deferred stock units in the director’s Deferred Compensation Plan for Non-Employee Directors account at December 31, 2007 (column (d)); and (v) the aggregate value of the director’s Deferred Compensation Plan for Non-Employee Directors account at December 31, 2007 (the sum of columns (b) and (d)) (column (e)).

	Interest	Deferred Stock	Deferred Stock	Total Deferred
	Bearing Balance	Units Held	Units Held	Balances
	at 12/31/2007	at 12/31/2007	at 12/31/2007	at 12/31/2007
Name	($)	(#) (1)	($)	($)
(a)	(b)	(c)	(d)	(e)

Baker II, John	0	27,478	1,044,997	1,044,997
Brown, Robert (2)	366,368	22,516	856,272	1,222,640
Browning, Peter	0	28,595	1,087,487	1,087,487
Casteen III, John	0	27,828	1,058,295	1,058,295
Gitt, Jerry	0	3,744	142,403	142,403
Goodwin Jr., William	0	60,599	2,304,578	2,304,578
Herringer, Maryellen	98,726	3,744	142,403	241,129
Ingram, Robert	0	42,060	1,599,560	1,599,560
James, Donald	95,688	12,287	467,266	562,954
McDonald, Mackey	0	46,668	1,774,786	1,774,786
Neubauer, Joseph	195,367	48,080	1,828,472	2,023,839
Proctor, Timothy	12,964	4,944	188,024	200,988
Rady, Ernest	0	2,573	97,864	97,864
Richey, Van	0	13,888	528,166	528,166
Shaw, Ruth	94,937	44,856	1,705,867	1,800,804
Smith, Lanty	0	103,408	3,932,612	3,932,612
Thompson, G. Kennedy	0	0	0	0
Whitaker Jr., John (2)	0	45,556	1,732,484	1,732,484
Young, Dona	0	32,309	1,228,727	1,228,727

Total	864,050	571,133	21,720,263	22,584,313

(1)	Rounded to the nearest whole share, based on Wachovia’s common stock price on December 31, 2007.

(2)	Mr. Brown retired as a director on April 17, 2007. Mr. Whitaker retired as a director on December 31, 2007.

In conjunction with the First Union—Wachovia merger, Wachovia terminated and froze accrued benefits under the legacy First Union Retirement Plan for Non-Employee Directors program. The net present value of the accrued benefits at the time the plan was frozen were rolled into the Deferred Compensation Plan for Non-Employee Directors. As a former participant in that retirement plan, upon his retirement as a director, Mr. Brown will receive an annual payment of $86,991 for a period of two additional years.

Audit Committee Report

As detailed in its charter, the role of the Audit Committee is to assist the board in fulfilling its oversight responsibilities regarding the following:

•	the integrity of Wachovia’s financial statements, including matters relating to its internal controls;

•	the qualification and independence of Wachovia’s independent auditors;

•	the performance of Wachovia’s internal auditors and the independent auditors; and

•	Wachovia’s compliance with legal and regulatory requirements.

Management is responsible for the preparation and presentation of Wachovia’s financial statements and its overall financial reporting process and, with the assistance of Wachovia’s internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws. The independent auditors are responsible for planning and carrying out an audit of Wachovia’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually opining on the effectiveness of internal control over financial reporting. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not full-time employees of Wachovia.

In the performance of its oversight function, the Audit Committee, among other things, reviewed and discussed the audited financial statements with management and the independent auditors. Management has represented, and the independent auditors have confirmed, to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to Wachovia is compatible with maintaining the auditor’s independence, and has discussed with the auditors the auditors’ independence.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to the board that the audited financial statements be included in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the SEC.

Joseph Neubauer, Chair
John D. Baker, II
John T. Casteen, III
Jerry Gitt
Lanty L. Smith

Security Ownership of Management

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 14, 2008, by each nominee for director, the executive officers named in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the 1934 Act, by all directors, nominees and executive officers as a group totals approximately 2.48% of the outstanding common stock as of February 14, 2008.

Name of Individual	Common Stock (2)

John D. Baker, II (1)	104,185
Peter C. Browning (1)	33,662
David M. Carroll (3)	1,087,552
John T. Casteen, III	35,740
Stephen E. Cummings (1)(3)	610,402
Jerry Gitt	5,379
William H. Goodwin, Jr.	1,618,266
Maryellen C. Herringer (1)	21,366
Robert A. Ingram	48,229
Donald M. James(3)	35,218
Benjamin P. Jenkins, III (1)(3)(4)	1,776,713
Mackey J. McDonald	50,766
Joseph Neubauer	58,324
Timothy D. Proctor	10,612
Ernest S. Rady (3)(4)	35,920,066
Van L. Richey (3)	32,818
Ruth G. Shaw (1)	47,665
Lanty L. Smith	365,425
G. Kennedy Thompson (1)(3)	4,478,392
Thomas J. Wurtz (3)(4)	327,842
Dona Davis Young (1)	41,298
All directors, nominees, Named Officers and executive officers as a group (27 persons)	49,237,384

(1)	The foregoing directors, nominees and named executive officers have sole voting and investment power over the shares of common stock beneficially owned by them on February 14, 2008, except for the following shares over which the directors, nominees and named executive officers share voting and/or investment power: Mr. Baker: 11,630 shares; Mr. Browning: 3,500 shares; Mr. Cummings: 2,400 shares; Ms. Herringer: 3,900 shares; Mr. Jenkins: 37,200 shares; Dr. Shaw: 700 shares; Mr. Thompson: 42,726 shares; and Ms. Young: 7,219 shares.

(2)	The amounts reported include the number of units of common stock equivalents held by directors, as of February 14, 2008, under deferred compensation arrangements, rounded down to the nearest whole share, as follows: Mr. Baker: 29,226 units; Mr. Browning: 29,759 units; Mr. Casteen: 29,038 units; Mr. Gitt: 4,854 units; Mr. Goodwin: 62,266 units; Ms. Herringer: 4,854 units; Mr. Ingram: 43,829 units; Mr. James: 13,954 units; Mr. McDonald: 48,336 units; Mr. Neubauer: 49,996 units; Mr. Proctor: 6,612 units; Mr. Rady: 3,683 units; Mr. Richey: 15,556 units; Dr. Shaw: 45,965 units; Mr. Smith: 105,425 units; Ms. Young: 34,079 units; and all directors as a group: 527,432 units. These units will be paid in cash, based on the fair market value of the common stock at the time of payment, which would generally occur following retirement as a director. There are no voting rights with respect to these units. In addition, the following persons own shares of Wachovia preferred stock as of February 14, 2008, which securities do not have voting rights at the meeting: Wachovia Dividend Equalization Preferred shares—Mr. Rady: 4,400 shares and Ms. Young: 2,000 shares. No such persons own any shares of Wachovia’s other preferred stock. See “Corporate Governance Policies and Practices—Compensation of Directors”.

(3)	Included in the shares set forth above are the following shares held under certain of Wachovia’s employee benefit plans, including options exercisable on February 14, 2008, or within 60 days thereafter, by each of the following named executive officers and by all of the directors and all of our executive officers as a group: Mr. Carroll: 880,502 shares; Mr. Cummings: 396,880 shares; Mr. James: 2,670 shares; Mr. Jenkins: 1,496,773 shares; Mr. Rady: 50,951 shares; Mr. Richey: 2,670 shares; Mr. Thompson: 3,502,560 shares; Mr. Wurtz: 228,267 shares; and members of the group (including the foregoing): 8,439,710 shares. Non-employee directors are not eligible to participate in any of Wachovia’s stock option or other employee benefit plans. Messrs. James and Richey were granted options pursuant to SouthTrust Corporation stock option plans, which Wachovia assumed in that merger.

(4)	Of the shares owned by Mr. Rady and certain entities that he controls, 22,173,164 of such shares have been pledged as security in lending transactions in the ordinary course of business for those entities. Of the shares owned by Mr. Wurtz, 42,726 of such shares are subject to pledge in a securities brokerage account. Of the shares owned by Mr. Jenkins, 62,000 of such shares have been pledged as security for a loan from an unaffiliated financial institution.

Security Ownership of Certain Beneficial Owners

We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of our common stock on December 31, 2007, the most recent practicable date for determining such ownership.

Compensation Discussion & Analysis

Objectives of Wachovia’s Executive Compensation Program

Wachovia’s goal is to be the best, most trusted and admired company in the financial services industry. To further that goal, Wachovia has adopted strategic priorities, including:

•	Strengthening employee engagement;

•	Building customer loyalty;

•	Executing revenue growth strategies;

•	Improving cost structure and operating efficiencies;

•	Ensuring financial strength and strong corporate governance; and

•	Successfully integrating mergers and acquisitions.

In support of these strategic priorities, Wachovia’s operating committee established goals focusing on achieving earnings per share and revenue growth in the top quartile of the top 20 financial institutions to ensure sustained performance over 1-, 3- and 5-year periods.

Wachovia’s compensation policies, practices and programs are intended to align executive compensation within the framework of these strategic goals. Wachovia’s compensation policies are intended to be strong motivators for achieving expected levels of performance which are in the stockholders’ interests.

In order to achieve these goals, the Compensation Committee has established guiding principles for Wachovia’s compensation program that are intended to:

•	Emphasize performance-based compensation over fixed salary;

•	Align the interests of senior management with the interests of Wachovia’s stockholders;

•	Motivate executives with competitive total compensation opportunities based on the sustained performance of Wachovia and each individual executive’s contributions to that performance;

•	Use long-term equity programs based on the performance of Wachovia’s common stock to further align the interests of senior management with our stockholders; and

•	Attract and retain key talent needed to succeed in an intensely competitive environment.

The Compensation Committee, working with management and with its independent, external consultant, has approved executive compensation programs that are designed to attract, retain and motivate executives in the best interests of Wachovia and its stockholders and to create long-term value for our stockholders.

Wachovia’s compensation program consists of the following primary elements, each of which is discussed in further detail later in this Compensation Discussion & Analysis:

Compensation Element	Objective

Base Salary	Intended to provide competitive fixed compensation at levels commensurate with the scope of responsibility and the complexity of the executive’s role. Base salary is a relatively small component of total compensation (less than 10% of target levels for Named Officers).
Annual Incentive	Intended to provide competitive, variable compensation tied to performance on key objectives established for the performance year. Annual incentive is a significant component of total compensation (27% to 48% of target compensation levels for Named Officers).
Stock-Based Compensation	Intended to provide significant and meaningful performance-based, variable compensation that aligns management’s objectives with stockholders’ long-term interests by focusing management on the creation of long-term stockholder value.
• Stock-based compensation is the most significant component of total compensation (45% to 68% of target compensation levels for Named Officers).
• Stock-based compensation incorporates both stock options and performance-based restricted stock awards:
• Stock options comprise 20% of the targeted stock award value and generate value for participants only through stock price appreciation.

  • Performance-based restricted stock awards comprise 80% of the targeted stock award value and provide an immediate stock ownership stake with the value appreciating or depreciating in a direct relationship with Wachovia’s stock price. In 2007, funding for the target performance-based restricted stock was based on 2007 Cash EPS performance (as discussed below).

Role of the Compensation Committee

The Compensation Committee is composed of independent, non-employee directors who are not eligible to participate in management compensation programs. The Corporate Governance & Nominating Committee determined that Compensation Committee members are independent as defined by NYSE rules, applicable SEC rules and regulations and Wachovia’s Director Independence Standards. The current members of the Compensation Committee are: Ruth G. Shaw, Chair, Peter C. Browning, Robert A. Ingram, Mackey J. McDonald, and Timothy D. Proctor. None of these individuals is, or has been, an officer or employee of Wachovia. The Compensation Committee meets in executive session without management for part of each scheduled meeting to ensure impartiality.

The Compensation Committee is assisted in performing its duties by professionals in our Human Resources Division, outside compensation consultants, legal counsel, and when appropriate, senior management. The Compensation Committee reviews Wachovia’s executive compensation programs at six regularly scheduled meetings and one special meeting each year. A consultant with Towers Perrin, a nationally recognized executive compensation consulting firm, attended all six of the regularly scheduled meetings in 2007 and reviewed Wachovia’s executive compensation programs with the Compensation Committee. Towers Perrin is independent from Wachovia. The Compensation Committee engaged Towers Perrin, and the consulting firm reports directly to the Compensation Committee. Towers Perrin, which was paid $256,345 by Wachovia in 2007, does not have any significant business relationships with Wachovia beyond the services provided as the independent consultant to the Compensation Committee. Other services provided to Wachovia by Towers Perrin in 2007 included compensation and benefit survey data and related survey subscriptions in which Wachovia participates and which are used for compensation benchmarking of positions throughout Wachovia. In 2007, the Compensation Committee also engaged, and received advice from, a law firm that does not otherwise provide legal services to Wachovia.

The Compensation Committee analyzes objectively produced competitive market data concerning executive compensation programs to evaluate Wachovia’s compensation practices against those of the companies against which Wachovia competes financially and for executive talent. The Compensation Committee also relies upon advice from Wachovia’s CEO, Mr. Thompson, our head of Human Resources and Corporate Relations, and the Directors of Compensation and Executive Compensation in assessing, designing and recommending compensation programs, plans and awards for executive officers other than the CEO. Mr. Thompson’s advice regarding the executive officers that report directly to him is of importance to the Compensation Committee in analyzing the subjective aspects of the performance goals of those executive officers. No other Wachovia executive officer provides information to the Compensation Committee for its deliberations in establishing executive compensation for executive officers. The Compensation Committee meets in executive session, without the presence of management, including the CEO, to determine the CEO’s compensation.

In addition to its other responsibilities, the Compensation Committee annually reviews, with the non-management members of the board and the CEO, succession planning and management development activities and strategies regarding the CEO and other members of senior management. The Compensation Committee’s activities regarding succession planning are linked to and reinforce the Compensation Committee’s decisions regarding Wachovia’s overall management resources, including total compensation, for the CEO and other executive officers.

Determining Executive Compensation Benchmarks

Our compensation program uses competitive peer group information to assist in determining base salary, targeted and maximum incentive cash compensation levels and stock award guidelines. The Compensation Committee carefully considers this information, the basis for differences in peer compensation strategies and relevance to Wachovia’s markets and strategies. In setting individual compensation targets for executive officers, the Compensation Committee also reviews and considers the relationship of target compensation levels for each executive officer relative to the CEO’s compensation target. In addition, the Compensation Committee periodically reviews comparable internal pay relationships for comparable positions across peer financial services companies. The peer and internal pay relationships are among the factors, including applicable succession planning considerations, which the Compensation Committee considers in making award decisions. The Compensation Committee also receives advice from its independent, external consultant in determining applicability of peer information.

Wachovia looks to provide compensation, consisting of base salary, annual cash incentives and stock-based compensation, for its senior management at approximately the median of the peer market when target levels of performance are achieved. Actual compensation levels may vary with annual cash incentive and stock-based compensation award values dependent upon performance relative to strategic business objectives and stock option values dependent on stockholder value creation. In making compensation decisions, the Compensation Committee takes into consideration individual performance, experience, skill and how critical the position is to Wachovia’s success. The peer groups generally consist of those comparable financial institutions that compete in the same markets and provide similar financial services and products. The peer groups will change over time and will consist of other major U.S. and global bank holding companies and other selected competitors that will vary by business unit. The Compensation Committee believes that the most direct competitors for executive talent are not necessarily the same as those we use to compare total stockholder value.

The following are those companies that the Compensation Committee, in consultation with management and the independent consultant to the Compensation Committee, identified as the primary competitive market considered in analyzing market data for 2007 executive compensation:

•	Bank of America Corporation

•	Citigroup Inc.

•	JPMorgan Chase & Co.

•	Merrill Lynch & Co. Inc.

•	Morgan Stanley

•	National City Corporation

•	SunTrust Banks, Inc.

•	U.S. Bancorp

•	Washington Mutual, Inc.

•	Wells Fargo & Company

In evaluating the 2007 compensation benchmark for Mr. Cummings (the head of the Corporate and Investment Bank), the Compensation Committee expanded the competitive market to include Credit Suisse, Deutsche Bank and UBS to better reflect the corporate and investment banking market. In evaluating the 2007 compensation benchmark for Mr. Carroll (the head of the Capital Management Group), the Compensation Committee expanded the competitive market to reflect a broader investment management market, including Allianz Dresdner, The Bank of New York Mellon, Barclays, BlackRock, Deutsche Bank, IXIS, Northern Trust, Oppenheimer and State Street and a broader retail securities brokerage market, including Legg Mason, Raymond James and RBC Dain Rauscher.

Compensation Program

The Compensation Committee considers factors such as market practices of the peer groups discussed above; corporate, business unit and individual performance goals; retention; and share ownership requirements, when determining the overall mixture in total executive compensation, including short-term versus long-term compensation and cash versus non-cash compensation. Decisions regarding annual cash incentive compensation are made at the same time as decisions regarding stock awards, effectively linking the performance-based variable compensation decision-making processes in the context of the annual performance review. In addition, the Compensation Committee annually reviews a “tally sheet” showing all compensation and benefit programs, including retirement benefits, employment agreement obligations and other programs, in which each executive participates as well as the cumulative value of these benefits and considers what the separate components will cost when making the stock award and annual cash incentive award determinations.

The Compensation Committee reviewed 2007 compensation for the Named Officers relative to the competitive market and relative to results delivered on established objectives. The Compensation Committee concluded that their compensation is consistent with market practice based on company and individual performance.

In addition, Towers Perrin, the independent consultant retained by the Compensation Committee, has reviewed compensation for the Named Officers, and has affirmed the Compensation Committee’s conclusion that the compensation is market-competitive and well within competitive norms based on results achieved.

Compensation Decisions for 2007 Performance

Base Salary

The base salaries of senior managers are determined in consideration of their position’s scope of responsibilities and their personal skills and experience. Because base salary is fixed, the Compensation Committee believes it should comprise a smaller portion of total executive compensation, while a larger component of total executive compensation is variable and based upon performance. Base salaries represent a small component of the executive’s total compensation, typically 10% or less and are targeted to be at about the median of the competitive market. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual’s performance, position of salary relative to the competitive market median salary, and the time interval and any added responsibilities since the last salary increase. The Compensation Committee annually reviews and approves any salary increases for executive officers, including the CEO.

Based on the Compensation Committee’s review of the competitive market, the base salaries for Mr. Wurtz and Mr. Carroll were increased in 2007, as shown in “Summary Compensation Table”. Based on that review, the other Named Officers did not receive an increase in base salary in 2007.

In approving increases for Messrs. Carroll and Wurtz, the Compensation Committee considered the scope of responsibility for the respective positions and determined that an increase was appropriate to better position base salary in line with the market median benchmark reference for their respective positions, taking into consideration market trends for each position over the prior two years. The Compensation Committee also considered these increases for Messrs. Carroll and Wurtz in light of the overall compensation targets for both of these executives and the mix of their total compensation with respect to fixed and variable pay.

As noted in “Post-Termination Compensation and Benefits — Employment Agreements” below, Messrs. Wurtz, Jenkins, Cummings and Carroll are subject to employment agreements that include base salary provisions that are taken into consideration by the Compensation Committee in approving base salaries.

Annual Cash Incentive

Wachovia provides executives with the opportunity to earn annual cash incentive compensation that is variable, with funding depending upon performance relative to established goals for the year. The annual cash incentive opportunity is a substantial component of total executive compensation. Because the annual cash incentive opportunity depends upon Wachovia’s and the individual executive’s performance, the Compensation Committee believes this form of compensation greatly benefits Wachovia’s stockholders. The Compensation Committee determines the amount of this compensation element at the end of the fiscal year so that all relevant data are available regarding the corporate and individual performance measures, relying upon audited financial results as well as the results of peer financial services firms.

Wachovia provides the annual cash incentive award opportunities to our executive officers, including the CEO, under the Operating Committee incentive component of the Wachovia 2003 Stock Incentive Plan (as amended, the “SIP”). The maximum individual award, including annual cash incentive and restricted stock awards, under the SIP is 0.5% of Wachovia’s adjusted net income, which was equal to $32.7 million in 2007. The Compensation Committee determines funding for actual incentive awards based on their analysis of relevant facts and circumstances, including Wachovia’s attainment of specific funding objectives, as discussed below.

Subject to the maximum award limit under the SIP, the Compensation Committee’s funding formulae for the 2007 SIP annual cash incentive award is based on the Compensation Committee’s assessment of Wachovia’s actual financial performance relative to the performance goals established by the Compensation Committee. For 2007, those performance goals were for cash earnings per share (“Cash EPS”) and economic profit:

Measure	Purpose

Cash EPS	Cash EPS is a measure of corporate profitability and is an effective means to evaluate corporate performance in a manner consistent with how stockholders evaluate performance. Cash EPS excludes non-cash transactions, including merger-related and restructuring charges and intangible amortization expense from net income, to provide a better perspective on operating results.
Economic Profit	Economic profit is a measure of earnings in excess of the costs of capital. It serves as a measure of how efficiently Wachovia utilizes available capital in making investment decisions. To determine economic profit, adjustments are made to remove non-cash transactions, including merger-related and restructuring charges and intangible amortization expense, to calculate cash-based income net of a risk-adjusted capital charge.

In comparing actual results to the performance goals:

•	If actual performance does not reach a certain threshold level of goal performance, the incentive award does not fund at the threshold level;

•	If actual performance reaches a threshold level, the incentive award funds at 50% of target;

•	If actual performance reaches the target level, the incentive award funds at 100% of target; and

•	If actual performance reaches a superior level, the incentive award funds at 200% of target.

The Compensation Committee has discretion under the SIP to make adjustments to performance goals to include or exclude the effect of extraordinary, unusual or non-recurring items, gains or losses on the sale of Wachovia assets, changes in tax or accounting rules, or the effect of mergers or acquisitions. The Compensation Committee considered the extreme fixed income market dislocations in the second half of 2007 to be unusual and extraordinary. However, the Compensation Committee determined that the 2007 performance goals should not be adjusted for items relating to that market disruption.

For 2007, the Compensation Committee set target performance objectives for Cash EPS of $5.11 and for an economic profit of $6.496 billion. Actual Cash EPS and economic profit results were $3.48 and $4.456 billion respectively, and were below the threshold levels set for the funding formulae. The financial results for Wachovia and its peers were significantly impacted by sustained weakness in the fixed income markets that resulted in a fundamental repricing of credit and liquidity risk. The impact of this repricing risk was most notable for securities with exposure to subprime residential mortgages. Market prices for such securities declined precipitously based on actual and projected deterioration in the quality of the underlying collateral and unprecedented liquidity discounts. Wachovia’s mark-to-market losses on such securities were significant. Aggregate losses in the industry on such securities were unprecedented. The impact of the deterioration in subprime mortgage portfolios and its impact on lending practices of other mortgage lenders has contributed to substantial declines in home prices in many markets where Wachovia has loans that are not considered to be subprime loans. While Wachovia’s losses on residential loans in 2007 were relatively low, we anticipate losses will increase in future periods as a result of borrower defaults in geographies where home price declines have been the most severe. This outlook for increased charge-offs resulted in a substantial increase to Wachovia’s loan loss provision expense in 2007, although the charge-offs are not expected to occur until future periods.

Wachovia’s peers, primarily those with investment banking operations, have also taken significant write-downs related to these markets. Notwithstanding the capital markets upheaval, our General Bank performed well in 2007 and our Capital Management business also outperformed its financial goals. The Compensation Committee reviewed Wachovia’s performance relative to its peers on key financial measures such as earnings per share growth and tangible return on equity. Wachovia was at or above the median of its peer group on both financial measures over 1-, 3- and 5-year periods. The Compensation Committee does not set specific targets for the performance of Wachovia’s common stock compared to the performance of the peer group. The Compensation Committee may consider that performance, as well as the relationship of other performance metrics versus the peer group, as it believes appropriate.

The Compensation Committee determined that while it had discretion to approve reduced annual cash incentive awards for executive officers, including the Named Officers, under the SIP, this would be inconsistent with Wachovia’s emphasis on “pay for performance”. Consequently, the Compensation Committee determined that no cash incentive awards should be made for 2007 performance to those officers. The “Summary Compensation Table” reflects this decision.

Specifically, the Named Officers had the following “target” and actual cash incentive awards for 2007 performance:

	Target ($)	Actual ($)	% of Target

G. Kennedy Thompson	6,000,000	0	0
Thomas J. Wurtz	2,750,000	0	0
Benjamin P. Jenkins, III	3,500,000	0	0
Stephen E. Cummings	4,250,000	0	0
David M. Carroll	4,000,000	0	0

As noted in “Post-Termination Compensation and Benefits — Employment Agreements” below, Messrs. Wurtz, Jenkins, Cummings and Carroll are subject to employment agreements that include annual cash incentive provisions that are taken into consideration by the Compensation Committee in approving annual cash incentive awards.

Long-Term Stock-Based Compensation

The Compensation Committee believes that common stock ownership and stock-based compensation are the most effective means of maintaining a strong link between management objectives and stockholders’ long-term interests by focusing senior management on the creation of long-term stockholder value. As a result, a substantial portion of the total compensation for Wachovia’s executive officers is in the form of stock awards. Like the annual cash incentive award, stock-based awards are variable compensation with the value that is ultimately delivered tied to the value generated for stockholders through stock appreciation and dividends. Stock options may expire having no value at all and restricted stock awards may be forfeited if certain performance measures are not met.

In December 2006, the Compensation Committee determined to enhance the performance-based orientation of stock awards for 2007 performance, to be granted in February 2008, by incorporating the following components:

Component	Target Value	Purpose

Stock Options	20%	Rewards executive only for performance that delivers value to stockholders through stock price appreciation.
Performance-Based Restricted Stock Awards	80%	Aligns executive and stockholder interests by providing an immediate ownership stake in Wachovia that appreciates or depreciates in a direct relationship with Wachovia’s stock price. Provides significant retention and recognizes Wachovia’s strong dividend yield that may have a dampening impact on stock option value. The amount of restricted stock awarded is based on Cash EPS performance results relative to established objectives.

The Compensation Committee set a target performance objective for 2007 Cash EPS of $5.11 for funding the 2007 performance-based restricted stock award component:

•	If actual performance does not reach a certain threshold level of goal performance, the performance-based restricted stock award component does not fund at the threshold level;

•	If actual performance reaches a threshold level, the performance-based restricted stock award component funds at 75% of target;

•	If actual performance reaches the target level, the performance-based restricted stock award component funds at 100% of target; and

•	If actual performance reaches a superior level, the performance-based restricted stock award component funds at 125% of target.

As previously noted, target economic values for each Wachovia executive officer, including the Named Officers, are established based on a review of market median compensation levels among our benchmark peer group. The stock awards for executive officers are based on a target economic value of which 20% of the target is in the form of stock options and 80% is in the form of performance-based restricted stock. The Compensation Committee determined that this 80-20 mixture is the appropriate balance to provide a strong ownership mentality among key Wachovia employees and reinforce the link to stockholder value creation by rewarding executives through share price appreciation and for achieving performance objectives.

Performance-based restricted stock awards for executive officers represent 80% of their target economic value. The actual value is adjusted up or down based on Cash EPS performance as discussed above. As noted in “Annual Cash Incentive”, actual Cash EPS results were below the performance threshold. The Compensation Committee determined that reduced performance-based restricted stock awards for executive officers, including the Named Officers, would be inconsistent with Wachovia’s emphasis on “pay for performance”. Consequently, the Compensation Committee did not grant any performance-based restricted stock awards for 2007 performance to any executive officers, including the Named Officers.

The Compensation Committee approved stock option awards for 2007 equal to 20% of the target economic value, which were granted at the Compensation Committee’s meeting in February 2008. The exercise price for these stock options is the closing price of Wachovia common stock on the date of grant. With the intention to provide additional incentive to executive officers to drive stock price appreciation, the Compensation Committee also granted “premium-priced stock options” to certain executive officers, including certain of the Named Officers. Of these premium-priced stock options, half have an exercise price that is 20% above the fair market value of a share of Wachovia common stock on the date of grant, rounded up to the nearest whole dollar, and half have an exercise price that is 40% above the fair market value of a share of Wachovia common stock on the date of grant, rounded up to the nearest whole dollar.

These premium-priced stock option awards are not intended to replace Wachovia’s current performance-based stock program but are intended to further strengthen the link between management performance and stockholders’ interests by providing that these executive officers benefit from stock price appreciation only after stockholders have recognized a 20% or 40%, as applicable, appreciation in the stock price after the awards are granted.

The Compensation Committee considered granting premium-priced stock options with a total economic value of all stock option awards (both market-priced options and premium-priced options) equal to between 35 and 40% of the 2007 target economic value for stock awards in the aggregate. The economic values of the premium-priced stock options actually awarded to each Named Officer was then based on an assessment of company, business unit and individual performance in 2007 and with the advice of Mr. Thompson, for those executive officers reporting to him. The premium-priced stock option awards to Messrs. Wurtz, Jenkins, Cummings and Carroll reflect these considerations. The premium-priced stock option award for Mr. Thompson is more fully discussed in “— CEO Compensation Summary”. The Compensation Committee reviewed and discussed the premium-priced stock options awards with its independent consultant before final determinations were made.

Set out in the table below are (i) the target economic values of aggregate stock awards (including stock options and performance-based restricted stock awards) for each Named Officer for 2007 performance, (ii) the economic values the Compensation Committee used in valuing market-priced and premium-priced stock option awards for each Named Officer in February 2008, and (iii) the percentage aggregate economic values of market-priced and premium-priced stock options represent of target economic values of aggregate stock awards. These economic values are different than the values of stock awards shown in “Summary Compensation Table” and “Grants of Plan-Based Awards Table”, which are based on the SFAS 123R expense of such stock awards. The Compensation Committee uses the economic value calculation when making stock award determinations, which it believes is a better indicator of the potential value of the options granted because it takes into consideration the full 10-year option term as opposed to the expected life assumption used for SFAS 123R valuation purposes.

		Economic Value of	Economic Value of
	Economic Value	Market-Priced	Premium-Priced	% of Economic
	Target ($)	Stock Options ($)	Stock Options ($)	Value Target

G. Kennedy Thompson	15,000,000	3,000,000	8,250,000	75
Thomas J. Wurtz	3,750,000	750,000	1,030,000	47
Benjamin P. Jenkins, III	5,300,000	1,050,000	800,000	35
Stephen E. Cummings	4,250,000	850,000	0	20
David M. Carroll	3,750,000	750,000	1,250,000	53

In the Compensation Committee’s opinion, the difficult environment for financial institutions that arose in 2007 will also continue in 2008. The Compensation Committee recognizes the operating environment for Wachovia in 2008 is quite different than the environment in previous years. This will require strong, motivated leadership to direct Wachovia through this period and necessitates that Wachovia retain its key executives. This leadership is critical for those businesses impacted by the residential housing and capital markets upheaval to ensure that we have considered the underlying causes and taken the appropriate steps to address them. This leadership is also critical for those businesses that performed well and need to continue to perform well for stockholders to realize value on their investment.

The Compensation Committee discussed these concerns with Wachovia’s CEO, who shared the same views. Wachovia’s CEO discussed with the Compensation Committee the strategic importance to Wachovia’s businesses and stockholders’ interests in the Compensation Committee adopting appropriate retention measures for the management team reporting to the CEO, including the Named Officers other than the CEO. The Compensation Committee also considered the advice of its external, independent compensation consultant in determining an appropriate level of compensation for the retention of key executives in a market where there is a significant demand for leaders skilled in managing complex businesses in this difficult and uncertain environment.

In consideration of these factors, the Compensation Committee approved a restricted stock retention award in February 2008 for Wachovia’s executive officers, including the Named Officers other than the CEO. In determining the economic value for this retention award for each such officer, the Compensation Committee reviewed market data on the total variable compensation (including cash and stock-based incentives) which is paid by peer institutions to executives in corresponding roles to ensure that the size of the retention award is sufficient to attain the retention objectives discussed above. The Compensation Committee further established that these retention awards are subject to forfeiture if Wachovia’s return on tangible equity is less than 20% for 2008, excluding the impact of loan loss reserve provision in excess of charge-offs in 2008, if any. These retention awards would vest on a pro-rata basis over a 3-year period beginning on the first anniversary of the grant date if this performance goal is achieved for 2008. The total variable compensation targets (including cash and stock-based incentives) and restricted stock retention awards for each Named Officer are:

	Total Variable
	Compensation	Economic Value of	% of Total Variable
	Target ($)	Retention Award ($)	Compensation Target

G. Kennedy Thompson	21,000,000	0	0
Thomas J. Wurtz	6,500,000	3,250,000	50
Benjamin P. Jenkins, III	8,800,000	5,250,000	60
Stephen E. Cummings	8,500,000	3,650,000	43
David M. Carroll	7,750,000	4,250,000	55

The Compensation Committee converts the value of restricted stock awards into the number of shares granted using a 30-day average stock price, which may differ from the closing stock price on the date of grant, multiplied by the number of shares subject to the restricted stock award. However, the values of restricted stock awards presented in “Summary Compensation Table” for 2007 do not correspond with the values of restricted stock awards considered by the Compensation Committee, because that table requires a presentation of all restricted stock expenses recognized by Wachovia in 2007, including expense associated with prior years’ restricted stock awards.

The Compensation Committee converts the value of stock option awards into the number of stock options granted based upon an assumed option value equal to 25% of a 30-day average stock price. The Compensation Committee assumed that the options with a 20% premium exercise price had a value equal to 21% of the 30-day average stock price and that the options with a 40% premium exercise price had a value equal to 18% of the 30-day average stock price. The economic values used by the Compensation Committee in their decision-making are different from the values of stock options shown in “Summary Compensation Table” and “Grants of Plan-Based Awards Table”. The values shown in these two tables, using the Black-Scholes option pricing model and the grant-date value instead of a 30-day average, are presented according to SEC regulations using SFAS 123R, the value Wachovia records as stock option expense in our financial statements prepared in accordance with generally accepted accounting principles. For purposes of valuing executive compensation awarded to our executive officers, however, the Compensation Committee uses the economic value determination, which it believes is a better indicator of the potential value of the options granted because it takes into consideration the full 10-year option term as opposed to the expected life assumption used for SFAS 123R valuation purposes.

For stock options granted to Named Officers in February 2007 (for 2006 performance) and February 2008 (for 2007 performance), the Compensation Committee placed a vesting restriction on such options so that they vest in equal one-fifth installments over five years from the date of grant. The stock options granted in 2007 and 2008 expire at the tenth-year anniversary from the date of grant. Restricted stock awarded to our executive officers in February 2007 (for 2006 performance) was subject to forfeiture unless Wachovia achieved a 20% return on tangible equity in 2007. Return on tangible equity means Wachovia’s adjusted net income as a percentage of average tangible common stockholders’ equity, excluding adjustment for unrealized gains or losses on debt and equity securities. Wachovia achieved a 23.1% return on tangible equity in 2007, so the restricted stock awards granted in February 2007 will vest (i.e., the restrictions on transfer will lapse) in equal annual increments over the five-year period from the date of grant. As discussed above, the restricted stock retention awards granted to our executive officers in February 2008 are subject to forfeiture unless Wachovia achieves a 20% return on tangible equity in 2008. If the return on tangible equity threshold is met for fiscal year 2008, these restricted stock retention awards will vest in equal annual installments over the three-year period from the date of grant. Pursuant to the terms of the SIP, in the event of termination of employment due to death, disability or retirement or in the event of a “change in control” of Wachovia, any remaining vesting restrictions on restricted stock awards will lapse and all unvested stock options shall become vested and exercisable.

As noted in “Grants of Plan-Based Awards Table”, we present two years of stock awards in that table. Due to changes in 2006 in the SEC’s executive compensation disclosure rules and the Compensation Committee’s desire to grant stock awards concurrently with annual cash incentive awards, the presentation in that table aggregates two years of stock awards, rather than excluding the February 2008 awards from the table as permitted by the SEC’s regulations. In years prior to the 2007 proxy statement, proxy statement information reflected stock awards granted in the applicable year while Wachovia’s current practice also reflects stock awards earned for the applicable year. Hence, although market-priced and premium-priced stock option awards in February 2008 were granted in 2008, they represent compensation earned for 2007 performance and the Compensation Committee believes that this information is important to stockholders to understand total executive compensation for 2007. Pursuant to SFAS 123R, the stock awards granted in February 2008 will be expensed in 2008 and over the applicable vesting term and such expense will be presented in Wachovia’s proxy statement for the 2009 annual meeting of stockholders. As the restricted stock retention awards were granted in 2008 and not earned as a result of 2007 performance, those restricted stock retention awards will be reflected in the 2009 proxy statement. Accordingly, the restricted stock retention awards are not reported in the “Grants of Plan-Based Awards Table” for 2008 and will be forfeited if Wachovia does not meet the 2008 performance goal.

Except for the premium-priced stock options discussed above, which have an exercise price 20% or 40% above the grant date market price, all stock options granted to Wachovia employees have an exercise price equal to the closing stock price of Wachovia common stock on the New York Stock Exchange on the date of grant. It remains Wachovia’s practice to value stock awards on the date of grant; as such, Wachovia does not “back-date” options. In 2007 and 2008, stock awards were approved at the Compensation Committee’s regularly scheduled meeting in February.

It is not the Compensation Committee’s policy to make stock awards while Wachovia is in the possession of material non-public information, thereby preventing the use of “spring-loaded” options that gain value shortly after the date of grant. The Compensation Committee also grants stock awards for retention or new hire purposes at regularly scheduled Compensation Committee meetings. The Compensation Committee does not grant stock awards to executive officers, including the Named Officers, more than once per fiscal year, except in the case of newly hired executive officers or employees promoted to executive officer status. The Compensation Committee relies upon the advice of the CEO (only with respect to executive officers who report to the CEO), Human Resources management and its independent consultant’s recommendations in making stock award determinations. However, the Compensation Committee makes all final decisions regarding the grants of stock awards to executive officers; it does not delegate decision-making. While the Compensation Committee does not delegate final grant authority to any person, with respect to stock awards to Wachovia employees who are not executive officers, the Compensation Committee generally follows the recommendations of the CEO. For stock awards granted at Compensation Committee meetings other than the annual grant meeting, the CEO has been delegated authority to select the employees to receive those awards; however, the CEO does not have authority to make final grants of stock awards.

To reinforce the long-term perspective of stock-based compensation and emphasize the relationship between stockholders and senior management, Wachovia’s board implemented stock ownership and share retention guidelines for senior management and directors in 2002. This policy requires our executive officers to own shares of common stock having a value equal to five times base salary in the case of our CEO and Chairman, and four times base salary for all other executive officers. All of our Named Officers who are Wachovia employees satisfied this ownership guideline in 2007. In addition, all of these executives are required to retain ownership of at least 75% of any common stock they acquire through our stock compensation plans, after taxes and transaction costs. Each of our directors must own common stock or common stock equivalents having a value equal to at least five times the annual cash retainer, which is currently $75,000. In 2005, Wachovia expanded our stock ownership policy to the level of management that reports directly to our executive officers, establishing a requirement that they must own shares of common stock having a value equal to two times base salary, and have three years to meet this requirement. These ownership levels will be calculated annually and executive officers and directors have three years to meet the minimum level. Our board believes this stock ownership policy substantially enhances stockholder value by materially aligning management’s and directors’ interest with those of stockholders over the term of their employment or service, as applicable. This is an important element of management’s commitment to performance that benefits all stockholders. Neither the board nor Wachovia management has adopted any policies regarding hedging the economic risk of such share ownership. However, Wachovia believes that no director or executive officer has any such hedges in place with respect to shares of Wachovia common stock they beneficially own. See also “Security Ownership of Management”.

As noted in “Post Termination Compensation and Benefits — Employment Agreements” below, Messrs. Wurtz, Jenkins, Cummings and Carroll are subject to employment agreements that include stock-based compensation provisions that are taken into consideration by the Compensation Committee in approving stock-based awards.

Perquisites

As employees, our executive officers are eligible to participate in employee benefit programs generally available to our employees, including banking-related services. In addition, we compensate our executive officers, including our CEO, with certain personal benefits and perquisites that are not generally available to our employee population. The value of these benefits to the Named Officers is set forth in “Summary

Compensation Table” under the column “All Other Compensation” and detail about each element is set forth in footnote (5) to “Summary Compensation Table”.

The Compensation Committee believes these benefits are aligned with our desire to attract and retain superior management talent for the benefit of all Wachovia stockholders. These benefits are considered by the Compensation Committee as part of the overall executive compensation package and to protect the interests of stockholders. The Compensation Committee annually reviews the personal benefits and perquisites available to executive officers and determines whether these programs continue to serve the purposes for which they were intended. The Compensation Committee has discontinued some programs that they determined no longer serve a valid purpose. For example, the Compensation Committee eliminated:

•	a supplemental retirement program in 2000;

•	a split-dollar life insurance program in 2003;

•	expense allowances in 2005;

•	reimbursement of expenses associated with joining and maintaining social club memberships in 2005; and

•	the reimbursement of taxes associated with personal use of corporate aircraft in 2007.

In addition, the savings restoration plan which allows a pretax salary deferral and company matching contributions that otherwise would be limited in the Wachovia Savings Plan by statute or governmental regulation was frozen to new participants and future contributions effective December 31, 2007.

In prior years, Wachovia reimbursed certain employees for the payment of certain income taxes, including reimbursement of taxes associated with personal use of corporate aircraft. In 2007, Wachovia discontinued its practice of reimbursing employees for taxes associated with personal use of corporate aircraft. As a result, there were no such tax gross-up payments made to Named Officers in 2007.

Wachovia’s employment agreements with Messrs. Carroll, Cummings, Jenkins and Wurtz each specify the applicable executive is entitled to fringe benefits and perquisite plans or programs of Wachovia generally available to peer executives; provided that Wachovia reserves the right to modify, change or terminate such fringe benefits and perquisite plans or programs from time to time, in its sole discretion.

Deferred Compensation Programs

Wachovia maintains several deferred compensation programs for employees who have annual compensation generally over $225,000 per year. Approximately 1,440 employees participated in Wachovia’s deferred compensation programs in 2007, including the Named Officers. Deferred compensation programs are offered to employees as an optional benefit for such employees to defer receipt of a portion of the salary and/or annual incentive compensation they have earned into investment accounts to be paid to the employee in later years. Primarily, deferred compensation programs are intended to promote current and future personal savings and defer taxes on such compensation (and earnings on the deferred balances) until later years. The Compensation Committee believes Wachovia’s deferred compensation programs benefit Wachovia and its stockholders by promoting employee retention. Because these deferred compensation contributions are unsecured obligations of Wachovia, executives have their personal wealth at risk and, as a result, an incentive to make decisions that are in the best long-term interest of stockholders.

Wachovia’s deferred compensation programs are not qualified under the Employee Retirement and Income Security Act of 1974 (“ERISA”). Participants in the plans make investment elections for the deferrals from a group of investment options similar to those available to participants in Wachovia’s savings plan, excluding an investment option in Wachovia common stock. The deferral account balances increase or decrease in value based on the performance of the investments selected by the participants. Participants in these plans may choose to receive account balances in a lump sum or in five or ten annual installments upon termination of employment due to death, disability or retirement. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including Wachovia’s deferred compensation plans. Prior to a “change in control” of Wachovia, benefits are paid from the trust only upon our direction. Upon the occurrence of a “change in control”, we are required to contribute to the trust an amount sufficient to pay the benefits required to be paid under such plans as of the date on which the “change in control” occurs.

Participation in the deferred compensation plans is voluntary. Information about the Named Officers’ participation in Wachovia’s deferred compensation plans is set forth in “Summary Compensation Table” and “Nonqualified Deferred Compensation Table”.

CEO Compensation Summary

Wachovia believes that required disclosure for executive compensation presents compensation from a different perspective than what the Compensation Committee considers in making compensation determinations. One significant difference is the requirement to report stock compensation as it was expensed for the year rather than based upon the economic values of stock awards for that year’s performance that, as described earlier, the Compensation Committee uses as the basis for granting such awards. This is particularly meaningful as the “Summary Compensation Table” must include the SFAS 123R expense for a portion of stock awards reported in prior years. See footnote (2) to “Summary Compensation Table”.

Consistent with Wachovia’s commitment to clear and transparent disclosure, the Compensation Committee believes it is important for Wachovia to provide stockholders with a historical perspective and a brief explanation of changes with respect to the CEO’s compensation. The table below provides the value of annual compensation the Compensation Committee determined to award to Ken Thompson, Wachovia’s CEO, for base salary, annual cash incentive and stock awards for the performance years 2005-2007.

			Stock Awards				Aggregate
	Base	Annual	Restricted				Performance
	Salary ($)	Incentive ($)	Stock ($)	Stock Options ($)	Total Stock Award ($)		Compensation ($)

2007	1,090,000	0	0	11,250,000	11,250,000	(1)	12,340,000
2006	1,090,000	5,150,000	12,000,000	3,000,000	15,000,000		21,240,000
2005	1,090,000	5,000,000	6,300,000	7,700,000	14,000,000		20,090,000

(1)	These stock options were awarded in February 2008 and included $3,000,000 in economic value of options with an exercise price equal to the closing price per share on the date of grant, $4,125,000 in economic value of options with an exercise price approximately 20% greater than the closing price on the date of grant, and $4,125,000 in economic value of options with an exercise price approximately 40% greater than the closing price on the date of grant. See “Grant of Plan-Based Awards Table”.

Stock award values differ from such values in “Summary Compensation Table”, “Grants of Plan-Based Awards Table” and in prior Wachovia proxy statements. The valuation differences are primarily the result of different methodologies the Compensation Committee uses in assigning the economic value of stock awards versus those required for proxy statement reporting purposes and SFAS 123R, as described above on page 30. See “Grants of Plan-Based Awards Table” for additional valuation information about the awards based on 2006 and 2007 performance.

As the above table shows, the Compensation Committee’s valuation of Mr. Thompson’s aggregate performance compensation for 2007 performance is about 42% lower than for 2006 and 39% lower than for 2005. However, most of his 2007 compensation (67%) is in the form of premium-priced stock options which have no real value until the price of a share of Wachovia common stock rises by 20% or 40%, as applicable, above the price of Wachovia common stock on the date of grant.

Compensation summarized in the above table reflects the following performance relationships:

In 2007, although Wachovia’s financial performance versus its peers was at approximately the median of the peer group, Wachovia did not achieve its threshold performance goals, and the Compensation

Committee did not award cash incentives or performance-based restricted stock to Mr. Thompson. Mr. Thompson received his base salary and a stock option award representing 20% of his target equity incentive award economic value for 2007 performance. The Compensation Committee considered that while 2007 performance did not meet expectations for reasons noted above, under Mr. Thompson’s leadership, earnings per share growth and Wachovia’s tangible return on equity have been at or above the median of its peer group for 2007 and for the 3- and 5-year periods ending December 31, 2007. As discussed in “Compensation Decisions for 2007 Performance—Long-Term Stock-Based Compensation”, the Compensation Committee granted him premium-priced stock options with an economic value of $8,250,000. Of these premium-priced stock options, half were granted with an exercise price that is 20% above the fair market value of a share of Wachovia common stock on the date of the grant, rounded up to the nearest whole dollar, and half were granted with an exercise price that is 40% above the fair market value of a share of Wachovia common stock on the date of the grant, rounded up to the nearest whole dollar. The Compensation Committee believes this creates a very strong linkage with stockholders’ interests and Mr. Thompson will benefit from the appreciation in the stock price of Wachovia common stock only after stockholders see the value of the stock rise by 20% or 40%, respectively.

In 2006, Wachovia exceeded its performance goals but its stock appreciation relative to peers was slightly below the median. However, Wachovia’s performance on key financial measures continued to exceed those of peers for the 3-year period ending December 31, 2006. Mr. Thompson received a stock award value of $15 million delivered in the form of stock options (20%) and restricted stock (80%) in February 2007. All restricted stock awards during this period were made subject to forfeiture unless Wachovia achieves return on tangible equity of 20% or better in 2007, which was achieved as noted above.

In 2005, Wachovia’s performance was slightly below its performance goal and performance relative to peers was at about the median. Mr. Thompson’s cash incentive award for 2005 was $5 million. His stock award value of $14 million was also delivered in the form of stock options (55%) and restricted stock (45%) in March 2006 and reflected that Wachovia’s performance relative to peers over a 3-year period ending December 31, 2005 was in the top quartile.

Post-Termination Compensation and Benefits

Employment Agreements

The Compensation Committee believes that employment agreements between Wachovia and each of Wachovia’s executive officers is an important component of attracting and retaining executive talent for Wachovia. Wachovia adopted the practice of entering into employment agreements with each executive officer in 1999. When this policy was first adopted, the Compensation Committee considered the importance of retaining the senior-most leadership in Wachovia (known as First Union at the time), including the CEO, as the company undertook a major corporate restructuring. The Compensation Committee considered the importance of continuity of leadership to be a compelling reason for entering into the employment agreements at the time. Following the First Union-Wachovia merger in 2001, the Compensation Committee authorized Wachovia to enter into new employment agreements with the executive officers of the newly combined organization, excluding Mr. Thompson, who retained his 1999 employment agreement. The rationale for entering into new employment agreements in 2001 (which superseded any existing legacy First Union or legacy Wachovia employment agreement for such executives) evolved from preservation of executive leadership during a difficult corporate restructuring to preservation and continuity of executive leadership to ensure the success of the First Union-Wachovia merger. The Compensation Committee believes that those employment agreements aided in retaining key executives and contributed to the success of the First Union-Wachovia merger.

The employment agreements generally provide for payments to the executive following a termination of employment with Wachovia by the executive for “good reason” or a termination of employment by Wachovia without “cause”. The employment agreements do not provide for such payments solely because of a “change in control” of Wachovia; an additional triggering event must occur following the change in control in order for such payments to be made. The triggering events constituting “good reason” and

“cause” were selected as providing protection to Wachovia and to the executive for unwarranted terminations of employment that could cause harm to Wachovia and/or the business units managed by the executive. See also “Potential Payments Upon Termination or Change-in-Control — Employment Agreements”.

The employment agreements also provide that Wachovia will pay the executive a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive if employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal tax purposes. In addition, the employment agreements contain restrictive covenants for Wachovia’s benefit following such terminations of employment. The employment agreements prohibit the executive from competing with Wachovia following employment termination in certain circumstances; from soliciting Wachovia employees and customers; and from divulging confidential information obtained while employed with Wachovia. These provisions are intended to protect Wachovia from the executive competing against Wachovia during the compensation continuance period and to protect confidential or proprietary Wachovia information.

Among others, Messrs. Jenkins, Carroll and Cummings entered into employment agreements with Wachovia in 2001 following the merger (Mr. Thompson at the time remained bound by the 1999 employment agreement). Under the terms of these agreements, they may not be amended or terminated without the executive’s prior written consent.

In December 2005, at his request, Mr. Thompson and Wachovia terminated his employment agreement from 1999. In authorizing this termination, the Compensation Committee considered the effects on Wachovia of terminating the employment agreement, specifically the covenants in the employment agreement preventing Mr. Thompson from competing with Wachovia, and the risks to Wachovia if Mr. Thompson were to terminate employment without these restrictive covenants.

At Wachovia’s 2006 annual stockholders’ meeting, stockholders approved a non-binding stockholder proposal that urged Wachovia’s board of directors to seek stockholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus incentive award. Following approval of this stockholder proposal, Wachovia’s board of directors adopted Wachovia’s Severance Policy implementing the stockholder proposal. A copy of that policy is available at Wachovia’s website, www.wachovia.com under the tab “About Wachovia — Investor Relations” and then under the heading “Corporate Governance — Severance Policy”.

Consistent with the policy of having employment agreements with Wachovia’s executive officers, the Compensation Committee authorized, and Wachovia entered into, an employment agreement with Mr. Wurtz following his promotion to Chief Financial Officer in 2006. The Compensation Committee believes that executive retention and continuity remain very important to Wachovia following the acquisition of Golden West Financial Corporation in 2006. The Compensation Committee authorized Wachovia to enter into the new employment agreement with Mr. Wurtz because the Compensation Committee believes he will play a meaningful and important part in Wachovia’s success on behalf of all stockholders in the future. Mr. Wurtz’s employment agreement differs from the employment agreements entered into by Wachovia in 2001 because it is subject to Wachovia’s Severance Policy adopted by Wachovia’s board and referenced in the preceding paragraph. For additional information on the differences between Mr. Wurtz’s agreement and the other applicable Named Officers’ employment agreements, refer to the “Potential Payments Upon Termination or Change-in-Control—Employment Agreements”.

Because of certain obligations associated with employment agreements for Messrs. Wurtz, Jenkins, Cummings and Carroll, the Compensation Committee carefully considers compensation decisions prior to approval in the context of the effects of decisions in light of those employment agreements. Wachovia’s contractual obligation with regard to base salary is also weighed against the Compensation Committee’s preference for variable compensation in making compensation decisions for executive officers. Key provisions of these agreements that impact the Compensation Committee’s decision process include the following:

Compensation Component	Employment Agreement Provisions

Base Salary	• Annual base salary for each executive must be reviewed in accordance with Wachovia’s policies.
• Base salaries may not be reduced without the written consent of the executive.
• If the base salary is increased, it cannot later be reduced except with the written consent of the executive.

•   In the event Wachovia were to reduce the executive’s base salary without consent, Wachovia may be in breach of the employment agreement and the executive may be entitled to terminate the employment agreement for “good reason”.

Annual Cash Incentive	• Executives are eligible to receive a cash incentive award if the Compensation Committee determines it is appropriate.
• The Compensation Committee has absolute discretion in awarding any cash incentive compensation.
• There is no guarantee of the payment of any specific annual cash incentive award.
• Increases in the target or actual annual cash incentive award also impact the potential severance payment to the applicable executive.

Stock-Based Compensation	• Executives are eligible to participate in Wachovia’s stock-based incentive compensation plans available to other peer executives at Wachovia.
• The Compensation Committee has absolute discretion in awarding any stock incentive compensation.
• There is no guarantee of the grant of any specific stock award.
• Employment agreement terms supersede provisions in the SIP following a termination of employment by the executive for “good reason” or termination by Wachovia without cause.

•   During the compensation continuance period, all unvested stock options and restricted stock awards will continue to vest in accordance with the terms of such stock option or restricted stock awards as if the executive’s employment with Wachovia had not been terminated.

• At the end of the compensation continuance period, all remaining unvested stock options and restricted stock awards will vest.

•   All stock options granted to the executive as of the date of the applicable employment agreement and during the term of the employment agreement will be exercisable until the scheduled expiration date of such stock options.

Severance

Wachovia maintains a severance plan on behalf of all employees who meet certain eligibility criteria. Wachovia’s executive officers that have employment agreements are not eligible also to receive severance under Wachovia’s severance plan if the executive officer’s employment with Wachovia is terminated. Because Mr. Thompson does not have an employment agreement with Wachovia, if his employment with Wachovia were to cease, he may be eligible to receive payments under Wachovia’s severance plan available to Wachovia employees generally. In such event, Wachovia’s severance plan would entitle Mr. Thompson, based on his years of service, to receive 16 months of base salary.

Retirement Payments

The Compensation Committee and Wachovia management strongly believe that it is important to provide a post-retirement benefit to employees who reach retirement age. Wachovia’s retirement benefits program, generally available to all employees, consists of several components, including Wachovia maintaining an

ERISA-qualified pension plan, an ERISA-qualified 401(k) savings plan, access to a retiree medical portion of Wachovia’s ERISA-qualified health insurance plan, and Wachovia’s participation in the federal Social Security program. In addition, for certain Wachovia employees, Wachovia has maintained a savings restoration plan, which supplements Wachovia’s savings plan by matching contributions of plan participants that exceed the federal limit of income for participation in the plan (i.e., a participant’s income in excess of the federal limit may be deferred into the savings restoration plan and this contribution is matched by Wachovia up to 6% of base salary). This savings restoration plan was frozen effective December 31, 2007, and no future contributions or matching contributions will be made to this plan.

Following termination of the legacy First Union supplemental retirement program in 2000, the Compensation Committee’s policy is not to maintain supplemental retirement plans for our executive officers, although Wachovia has maintained a supplemental pension benefit for certain other employees. As a result, Wachovia has not entered into supplemental retirement agreements with our executive officers, including the Named Officers. However, certain companies that Wachovia has acquired did maintain supplemental retirement arrangements with executives prior to the acquisition.

Mr. Wurtz has participated in the First Union Benefit Restoration Plan since before he became an executive officer. This legacy plan provided pension benefits for base salary above the limit allowable for qualified pension plans. This plan was frozen effective December 31, 2007, and no further benefits will be accrued under this plan.

Effective January 1, 2008, the Wachovia Pension Plan and Trust has been amended to provide a new cash balance benefit which will be used to determine benefit accruals under the Wachovia Pension Plan for compensation and service after December 31, 2007. The final average earnings benefit formula was frozen with no further benefits accruing under this formula after December 31, 2007. Concurrent with the changes to Wachovia’s retirement benefits program available to all employees, the legacy First Union Benefit Restoration Plan was frozen as of December 31, 2007, as described above.

Provisions of the amended Wachovia Pension Plan and the legacy First Union Benefit Restoration Plan are provided in the discussion of “Pension Benefits Table”. In addition, the Wachovia Pension Plan was amended to prohibit employees hired after December 31, 2007, from being eligible to participate in the plan.

Director Compensation

In addition to its duties setting executive compensation, the Compensation Committee is also responsible for annually reviewing compensation programs and levels for non-employee directors. As discussed above in “Compensation of Directors”, the Compensation Committee recommended, and the board of directors approved, a $5,000 increase to the annual cash retainer and a $15,000 increase to the annual mandatory deferred common stock equivalent contribution for non-employee directors effective July 1, 2007, to better align the aggregate non-employee director compensation program with peer financial services company practices.

Accounting and Regulatory Considerations of Executive Compensation

Wachovia adopted the fair value method of accounting under Statement of Financial Accounting Standards No. 123 in 2002, which provided for expensing the value of stock options in Wachovia’s financial statements prepared in accordance with generally accepted accounting principles. As a result of adopting SFAS 123, and the mandatory adoption of SFAS 123R in 2005, the Compensation Committee decided to lengthen the stock option vesting schedule for stock option grants. Prior to the accounting change, Wachovia stock options typically vested over a 1-to 3-year period; stock option grants in February 2007 and February 2008 each vest over a 5-year period. Lengthening the time of stock option vesting reduces the annual stock option expense for Wachovia as well as promotes retention of executives who are granted stock awards. Interpretations of SFAS 123R require the immediate expensing of stock options granted to retirement-eligible participants because the SIP provides that unvested stock options automatically vest upon the option-holder’s retirement. As a result of these interpretations, restricted stock award and stock option information presented in “Summary Compensation Table” for retirement-eligible executives reflects the full SFAS 123R expense for restricted stock awards and stock options granted in 2007 as well as a portion of the SFAS 123 expense associated with restricted stock awards and stock options granted in prior years.

In April 2003, our stockholders approved the SIP (and approved amendments to that plan in August 2006), which was designed to allow Wachovia to deduct cash incentive and restricted stock awards made to the CEO and other covered officers. Section 162(m) of the Internal Revenue Code establishes a $1,000,000 limit on tax-deductible compensation paid to these officers to the extent this compensation is not performance-related. The Compensation Committee’s intention has been to modify our executive compensation plans to minimize the possibility of lost deductions wherever feasible. Under the SIP, awards may be made in the form of cash and restricted stock. These awards will be deductible as long as they are linked to achieving financial performance targets and payments do not exceed 0.5% of Wachovia’s adjusted net income, or $32.7 million for 2007. No awards to any Wachovia executive officer for 2007 were in excess of such amount.

Conclusion

The Compensation Committee believes the compensation decisions it made with regard to 2007 performance for the Named Officers are prudent and appropriate under the circumstances of unprecedented market volatility that impacted nearly all peer companies. The Compensation Committee considers the facts and circumstances as described in this “Compensation Discussion & Analysis” in making executive compensation decisions for the Named Officers which it believes to be in the best interests of Wachovia’s stockholders. As a result, the Compensation Committee and Wachovia believe the amounts paid to our executive officers, including the Named Officers, for 2007 performance are reasonable and appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Wachovia management the “Compensation Discussion & Analysis” presented in this proxy statement. Based on that review and discussion with Wachovia management, the Compensation Committee recommended to the Wachovia board of directors that the Compensation Discussion & Analysis be included in Wachovia’s 2007 Annual Report on Form 10-K (as incorporated by reference to this proxy statement).

Ruth G. Shaw, Chair
Peter C. Browning
Robert A. Ingram
Mackey J. McDonald
Timothy D. Proctor

Executive Compensation

The following information relates to compensation paid or payable to (i) the current Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), and (ii) the three other most highly compensated executive officers that were serving as such at December 31, 2007 (the current CEO, CFO and those three other executive officers, the “Named Officers”).

Summary Compensation Table

The following table sets forth for the Named Officers: (i) their name and principal positions (column (a)); (ii) year covered (column (b)); (iii) the dollar value of base salary (cash and non-cash) earned during the year covered (column (c)); (iv) for awards of stock, the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R (column (d)); (v) for awards of stock options, the dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with SFAS 123R (column (e)); (vi) the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans and all earnings on outstanding awards (column (f)); (vii) the sum of (A) the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans from the pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the covered fiscal year, and (B) above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans (column (g)); (viii) all other compensation for the covered fiscal year that is not properly reported in any other column (column (h)); and (ix) the dollar value of total compensation for the covered fiscal year (column (i)), representing the sum of the amounts reported in columns (c)-(h).

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
					Incentive Plan	Compensation	All Other
		Salary	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (2)	($) (1)(3)	($) (4)	($) (5)	Compensation ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

G. Kennedy Thompson	2007	1,090,000	15,129,924	4,549,904	0	142,425	286,257	21,198,510
President, CEO and Chairman	2006	1,090,000	9,064,002	8,144,728	5,150,000	181,374	216,178	23,846,282
Thomas J. Wurtz	2007	500,000	1,485,793	430,370	0	25,811	38,697	2,480,671
Senior Executive Vice President and CFO	2006	420,833	527,162	328,606	1,750,000	62,159	37,755	3,126,515
Benjamin P. Jenkins, III	2007	700,000	4,483,228	1,523,896	0	381,798	81,714	7,170,636
Vice Chairman	2006	700,000	3,090,032	2,798,600	3,450,000	410,453	145,120	10,594,205
Stephen E. Cummings	2007	500,000	3,348,122	927,039	0	8,164	94,632	4,877,957
Senior Executive Vice President	2006	500,000	2,232,105	1,969,274	3,875,000	21,002	91,689	8,689,070
David M. Carroll	2007	650,000	3,041,118	1,238,079	0	30,888	58,319	5,018,404
Senior Executive Vice President	2006	642,000	1,370,566	1,257,909	2,850,000	56,726	60,638	6,237,839

(1)	Amounts include compensation earned but deferred by the Named Officers under Wachovia’s deferred compensation plans. Participants in these plans may defer receipt of portions of the salary and/or annual incentive compensation they have earned into investment accounts. See also “Nonqualified Deferred Compensation Table”.

(2)	Amounts reflect Wachovia’s expense recognized for outstanding stock awards calculated in accordance with SFAS 123R.

The following table provides additional detail on SFAS 123R stock award expense recognition in 2007, including the 2007 stock awards and prior years’ stock awards. The SFAS 123R grant date fair value for 2007 awards is provided for reference and is also reported in “Grants of Plan-Based Awards Table”. See also “Outstanding Equity Awards at Fiscal Year-End Table”.

				Grant Date
	2007 Stock	Prior Year Stock	Total Stock	Fair Value
	Award Expense	Award Expense	Award Expense	of 2007
	Recognized	Recognized	Recognized	Stock Awards
	in 2007 ($) (a)	in 2007 ($) (b)	in 2007 ($)	($) (c)

Thompson
Options	1,925,933	2,623,971	4,549,904	1,925,933
Restricted Stock	12,351,369	2,778,555	15,129,924	12,351,369
Total	14,277,302	5,402,526	19,679,828	14,277,302
Wurtz
Options	52,964	377,406	430,370	288,898
Restricted Stock	775,584	710,209	1,485,793	1,852,755
Total	828,548	1,087,615	1,916,163	2,141,653
Jenkins
Options	539,266	984,630	1,523,896	539,266
Restricted Stock	3,458,414	1,024,814	4,483,228	3,458,414
Total	3,997,680	2,009,444	6,007,124	3,997,680
Cummings
Options	436,545	490,494	927,039	436,545
Restricted Stock	2,799,646	548,476	3,348,122	2,799,646
Total	3,236,191	1,038,970	4,275,161	3,236,191
Carroll
Options	320,993	917,086	1,238,079	320,993
Restricted Stock	2,058,591	982,527	3,041,118	2,058,591
Total	2,379,584	1,899,613	4,279,197	2,379,584

(a)	With the implementation of SFAS 123R in 2006, Wachovia recognizes expense associated with 2007 stock awards over the period from the lesser of (i) the vesting term of the awards (five years for the 2007 awards) or (ii) the period at which an employee becomes retirement-eligible under Wachovia’s qualified pension plan. Messrs. Thompson, Jenkins, Cummings and Carroll were eligible for retirement in 2007 and reported amounts include the full SFAS 123R expense for stock awards granted in 2007 rather than prorated over the 5-year vesting term.

(b)	With the implementation of SFAS 123R in 2006, Wachovia continues to recognize expense associated with stock grants in prior years over the vesting term of those awards. Amounts reflect the expense recognized in 2007 for stock awards granted in years prior to 2007.

(c)	Amounts reflect the full grant date value of 2007 stock awards calculated in accordance with SFAS 123R and provide a perspective on the aggregate cost of stock awards made in 2007 to the Named Officers. As noted in (a) above, these amounts will be recognized over the lesser of (i) the vesting term of the awards (five years for the 2007 awards) or (ii) the period at which the Named Officer becomes retirement-eligible under Wachovia’s qualified pension plan.

(3)	Amounts reflect payment of performance-based annual cash incentive awards for fiscal year performance, although payment may actually be made in the next year. Wachovia provides performance-based annual cash incentive awards to executive officers under the Operating Committee incentive component of the stockholder approved SIP. No annual cash incentive awards were paid to Wachovia’s executive officers, including the Named Officers, for 2007 performance. See additional discussion in “Compensation Discussion & Analysis” and “Grants of Plan-Based Awards Table”.

(4)	Amounts reflect the benefits attributable to the Named Officers for 2007 compensation and services (i) as calculated under Wachovia’s pension plan and non-qualified retirement benefit plans and (ii) above-market return on deferred compensation earned by the Named Officers during 2007:

	Thompson	Wurtz	Jenkins	Cummings	Carroll

Accrued Retirement Plan Benefit ($) (a)	0	9,220	0	8,164	0
Above Market Earnings on Deferred Compensation ($) (b)	142,425	16,591	381,798	0	30,888

Total ($)	142,425	25,811	381,798	8,164	30,888

(a)	Amounts reflect the benefits attributable to the Named Officers for 2007 compensation and services as calculated under Wachovia’s pension plan and non-qualified retirement benefit plans for the Named Officers during 2007. As a result of interest rate changes underlying the retirement benefit plan benefit calculations, the accrued retirement plan benefit attributable to 2007 was negative for Messrs. Thompson ($11,093), Jenkins ($11,862) and Carroll ($14,408). In accordance with SEC reporting requirements, the accrued retirement plan benefit attributable to 2007 for Messrs. Thompson, Jenkins and Carroll is reported as zero. For additional information on retirement plan benefits, see “Pension Benefits Table”.

(b)	Amounts reflect only interest earned on deferred compensation amounts considered to be above-market. Interest paid on deferred compensation is deemed to be above-market if it exceeds 120% of the applicable federal long-term rate.

All Wachovia employee deferred compensation plans that provide for above-market earnings were frozen in 2002 and are no longer open for additional executive or employer contributions. For additional information on deferred compensation programs, see “Nonqualified Deferred Compensation Table”.

(5)	Represents personal benefits as outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits:

	Thompson	Wurtz	Jenkins	Cummings	Carroll

Value of life insurance premiums ($) (a)	56,850	0	0	36,587	0
Amounts paid for financial planning and tax preparation services ($) (b)	20,000	0	15,000	15,000	3,920
Amounts paid for personal use of corporate aircraft ($) (c)	119,496	0	0	0	0
Savings Plan matching contribution ($) (d)	65,400	30,000	42,000	30,000	39,000
Amounts provided for supplemental life insurance benefits ($) (e)	23,603	8,697	22,181	13,045	14,707
Value of disability insurance ($) (f)	908	0	2,533	0	692

Total ($)	286,257	38,697	81,714	94,632	58,319

(a)	In 2003, Wachovia terminated split-dollar life insurance agreements with its executive officers. Following such terminations, Wachovia received its interest in the related life insurance policies under those agreements. These amounts reflect payments made by Wachovia in 2007 to compensate Messrs. Thompson and Cummings for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of those split-dollar life insurance arrangements.

(b)	Amounts reflect the cost of financial planning, including financial planning and tax counseling for executives. All services were provided by an outside vendor and reflect actual expenses incurred in 2007.

(c)	The value of personal use of corporate aircraft reflects the calculated incremental cost to Wachovia of personal use of company aircraft. Incremental costs have been calculated based on the variable operating costs to Wachovia. Variable costs consist of trip-specific costs, including fuel, catering, mileage, maintenance, universal weather-monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs.

Corporate aircraft are used primarily for business travel. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. Calculations exclude spouse or other family member when such travel is necessary for business purposes. The board of directors has required Wachovia’s chief executive officer to use company aircraft for all travel whenever practicable for security reasons. In 2007, Wachovia discontinued its practice of reimbursing Mr. Thompson for taxes associated with his required use of corporate aircraft for personal travel.

(d)	Amounts reflect Wachovia matching contributions made pursuant to the Wachovia Savings Plan and the Wachovia Savings Restoration Plan in 2007. Wachovia matching contributions are dollar for dollar up to 6% of base salary. See also “Nonqualified Deferred Compensation Table”.

(e)	Amounts reflect the cost of supplemental term life insurance incurred in 2007 for the Named Officers.

(f)	Amounts reflect the cost of supplemental disability insurance incurred in 2007 for the Named Officers.

Grants of Plan-Based Awards Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the grant date for equity-based awards reported in the table (column (b)(i)), and the date on which the compensation committee took actions to grant such awards (column (b)(ii)); (iii) the dollar value of the estimated possible payout upon satisfaction of the conditions in question under non-equity incentive plan awards granted in the fiscal year, denominated in threshold, target and maximum amount (columns (c)-(e)); (iv) the number of shares of stock granted in the fiscal year (column (f)); (v) the number of securities underlying options granted in the fiscal year (column (g)); (vi) the per-share exercise or base price of the options granted in the fiscal year (column (h)); and (vii) the grant date fair value of each equity award computed in accordance with SFAS 123R (column (i)).

GRANTS OF PLAN-BASED AWARDS

						All Other		All Other
						Stock Awards:		Option Awards:
			Estimated Possible Annual			Number of		Number of
			Payouts Under Non-Equity			Shares of		Securities		Exercise or	Grant Date
		Committee	Incentive Plan Awards (1)			Stock		Underlying		Base Price	Fair Value of
		Action	Threshold	Target	Maximum	or Units		Options		of Option	Equity Awards
Name	Grant Date	Date	($)	($)	($)	(#)		(#)		Awards ($/Sh)	($)
(a)	(b)(i)	(b)(ii)	(c)	(d)	(e)	(f)		(g)		(h)	(i)

Thompson	2007			6,000,000
	02/19/08	02/19/08						328,498	(2)	33.79	2,315,911	(3)
	02/19/08	02/19/08						537,719	(4)	41.00	3,301,595	(5)
	02/19/08	02/19/08						627,339	(6)	48.00	3,400,177	(7)
	02/20/07	02/20/07				211,641	(8)			N/A	12,351,369	(9)
	02/20/07	02/20/07						211,641	(10)	58.36	1,925,933	(11)
Wurtz	2007			2,750,000
	02/19/08	02/19/08						82,125	(2)	33.79	578,981	(3)
	02/19/08	02/19/08						67,134	(4)	41.00	412,203	(5)
	02/19/08	02/19/08						78,323	(6)	48.00	424,511	(7)
	02/20/07	02/20/07				31,747	(8)			N/A	1,852,755	(9)
	02/20/07	02/20/07						31,747	(10)	58.36	288,898	(11)
Jenkins	2007			3,500,000
	02/19/08	02/19/08						114,974	(2)	33.79	810,567	(3)
	02/19/08	02/19/08						52,143	(4)	41.00	320,158	(5)
	02/19/08	02/19/08						60,833	(6)	48.00	329,715	(7)
	02/20/07	02/20/07				59,260	(8)			N/A	3,458,414	(9)
	02/20/07	02/20/07						59,260	(10)	58.36	539,266	(11)
Cummings	2007			4,250,000
	02/19/08	02/19/08						93,075	(2)	33.79	656,179	(3)
	02/20/07	02/20/07				47,972	(8)			N/A	2,799,649	(9)
	02/20/07	02/20/07						47,972	(10)	58.36	436,545	(11)
Carroll	2007			4,000,000
	02/19/08	02/19/08						82,125	(2)	33.79	578,981	(3)
	02/19/08	02/19/08						81,473	(4)	41.00	500,244	(5)
	02/19/08	02/19/08						95,052	(6)	48.00	515,182	(7)
	02/20/07	02/20/07				35,274	(8)			N/A	2,058,591	(9)
	02/20/07	02/20/07						35,274	(10)	58.36	320,993	(11)

Pursuant to SEC regulations, this table includes grants of stock awards made to Named Officers in the last completed fiscal year. Stockholders should note that the stock awards dated February 20, 2007, were based on performance in fiscal year 2006. Although not required by SEC regulations, in order to more accurately inform stockholders of compensation for the Named Officers for 2007, information presented in the table includes stock awards granted in February 2008 to the Named Officers that was based on performance in fiscal year 2007. In addition, in February 2008 Named Officers were granted shares of restricted stock for retention purposes. These shares were not granted based on 2007 performance and, accordingly, have not been included in the table. See “Compensation Discussion & Analysis”.

In assessing the values indicated in the above table, it should be kept in mind that regardless of what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to Wachovia for the benefit of all stockholders.

(1)	Wachovia provides performance-based annual cash incentive awards to our executive officers under the Operating Committee incentive component of the SIP. For 2007, funding for the SIP has been based on an assessment of Wachovia’s actual financial performance relative to the Compensation Committee’s pre-established performance goals. The maximum individual incentive award in a given year under the SIP, including the annual cash incentive award and the grant date value of restricted stock, is limited to 0.5% of Wachovia’s adjusted net income. No cash incentive awards were made for 2007 performance as is set forth in column (f) of “Summary Compensation Table”. See also “Compensation Discussion & Analysis”.

(2)	Stock options granted February 19, 2008, have an exercise price equal to the February 19, 2008, grant date closing price and will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(3)	The values shown for these options granted February 19, 2008, reflect the SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rates of 3.51%; (ii) dividend yield of 7.58%; (iii) volatility of Wachovia common stock of 44.23%; and (iv) weighted average expected lives of the stock options of 8.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability.

(4)	Stock options granted February 19, 2008, that have an exercise price of $41.00, which is 121% of the closing price of Wachovia common stock on February 19, 2008. These options will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(5)	The values shown for these options granted February 19, 2008, reflect the SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) exercise price of $41.00; (ii) risk-free interest rates of 3.51%; (iii) dividend yield of 7.58%; (iv) volatility of Wachovia common stock of 44.23%; and (v) weighted average expected lives of the stock options of 8.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability.

(6)	Stock options granted February 19, 2008, that have an exercise price of $48.00, which is 142% of the closing price of Wachovia common stock on February 19, 2008. These options will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(7)	The values shown for these options granted February 19, 2008, reflect the SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) exercise price of $48.00; (ii) risk-free interest rates of 3.51%; (iii) dividend yield of 7.58%; (iv) volatility of Wachovia common stock of 44.23%; and (v) weighted average expected lives of the stock options of 8.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability.

(8)	Shares of restricted stock granted February 20, 2007, were contingent upon Wachovia achieving a 20% return on tangible common equity for 2007. Wachovia met this goal and the restricted shares will vest at a rate of 20% per year over five years from the February 20, 2007, grant date. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(9)	The values shown for the shares of restricted stock reflect the SFAS 123R value over the 5-year vesting period for the shares. Dividends are paid on shares of restricted stock at the same time as dividends on our other outstanding shares of common stock and are included in the SFAS 123R valuation as reported.

(10)	Stock options granted February 20, 2007, have an exercise price equal to the February 20, 2007 grant date closing price and will vest at a rate of 20% per year over five years. These options have a term of 10 years. In the event of termination due to death, retirement (as defined in the SIP), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse.

(11)	The values shown for the options granted February 20, 2007, reflect the SFAS 123R expense associated with these options based upon application of the Black-Scholes pricing model, estimating the fair value of stock options using the following assumptions: (i) risk-free interest rates of 4.67%; (ii) dividend yield of 3.84%; (iii) volatility of Wachovia common stock of 17.14%; and (iv) weighted average expected lives of the stock options of 7.0 years. Wachovia calculated its volatility estimate from implied volatility of actively traded options on Wachovia common stock with remaining maturities of two years. The values do not take into account risk factors such as non-transferability and limits on exercisability.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) on an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are exercisable (column (b)); (iii) on an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are unexercisable (column (c)); (iv) for each instrument reported in columns (b) and (c), as applicable, the exercise or base price (column (d)); (v) for each instrument reported in columns (b) and (c), as applicable, the expiration date (column (e)); (vi) the total number of shares of stock that have not vested (column (f)); and (vii) the aggregate market value of shares of stock that have not vested as of December 31, 2007 (column (g)).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of		Market Value of
	Underlying	Underlying		Option		Shares or Units		Shares or Units
	Unexercised	Unexercised		Exercise	Option	of Stock That		of Stock That
	Options (#)	Options (#)		Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)

Thompson						431,267	(1)	16,401,084
	33,294	0		62.1250	04/21/2008
	35,000	0		54.9375	04/20/2009
	198,900	0		31.5625	01/03/2010
	279,000	0		27.5625	10/17/2010
	250,000	0		31.0625	01/04/2011
	500,000	0		30.4000	04/17/2011
	348,800	0		34.9200	07/31/2011
	678,120	0		37.9800	04/16/2012
	474,979	118,745	(2)	37.4300	04/22/2013
	251,428	167,620	(3)	44.6500	04/19/2014
	167,545	251,319	(4)	50.3800	04/18/2015
	109,647	438,591	(5)	56.0500	03/31/2016
	0	211,641	(6)	58.3600	02/20/2017

Wurtz						54,706	(1)	2,080,469
	5,250	0		62.1250	04/21/2008
	8,400	0		54.9375	04/20/2009
	13,500	0		34.9375	12/14/2009
	55,000	0		34.9200	07/31/2011
	36,167	0		37.9800	04/16/2012
	27,345	6,837	(2)	37.4300	04/22/2013
	20,305	13,537	(3)	44.6500	04/19/2014
	12,208	18,314	(4)	50.3800	04/18/2015
	19,384	77,537	(5)	56.0500	03/31/2016
	0	31,747	(6)	58.3600	02/20/2017

Jenkins						135,919	(1)	5,169,000
	22,982	0		62.1250	04/21/2008
	26,600	0		54.9375	04/20/2009
	40,500	0		34.9375	12/14/2009
	94,500	0		31.5625	01/03/2010
	240,000	0		27.5625	10/17/2010
	175,000	0		30.4000	04/17/2011
	209,300	0		34.9200	07/31/2011
	237,342	0		37.9800	04/16/2012
	189,992	47,498	(2)	37.4300	04/22/2013
	94,285	62,858	(3)	44.6500	04/19/2014
	57,996	86,996	(4)	50.3800	04/18/2015
	36,027	144,109	(5)	56.0500	03/31/2016
	0	59,260	(6)	58.3600	02/20/2017

	Option Awards
	Number of	Number of				Stock Awards
	Securities	Securities				Number of		Market Value of
	Underlying	Underlying		Option		Shares or Units		Shares or Units
	Unexercised	Unexercised		Exercise	Option	of Stock That		of Stock That
	Options (#)	Options (#)		Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)

Cummings						99,394	(1)	3,779,954
	10,500	0		54.9375	04/20/2009
	80,000	0		30.4000	04/17/2011
	84,765	0		37.9800	04/16/2012
	71,247	17,812	(2)	37.4300	04/22/2013
	36,667	24,445	(3)	44.6500	04/19/2014
	45,108	67,663	(4)	50.3800	04/18/2015
	29,370	117,480	(5)	56.0500	03/31/2016
	0	47,972	(6)	58.3600	02/20/2017

Carroll						81,825	(1)	3,111,805
	22,982	0		62.1250	04/21/2008
	26,600	0		54.9375	04/20/2009
	36,450	0		34.9375	12/14/2009
	85,050	0		31.5625	01/03/2010
	150,000	0		30.4000	04/17/2011
	178,300	0		34.9200	07/31/2011
	118,671	0		37.9800	04/16/2012
	118,744	29,687	(2)	37.4300	04/22/2013
	57,619	38,413	(3)	44.6500	04/19/2014
	35,442	53,164	(4)	50.3800	04/18/2015
	21,538	86,152	(5)	56.0500	03/31/2016
	0	35,274	(6)	58.3600	02/20/2017

The table reflects outstanding stock awards as of December 31, 2007. As noted in “Grants of Plan-Based Awards Table”, additional stock awards were granted on February 19, 2008. These stock awards are not reflected in the table above.

(1)	Shares of restricted stock will vest at a rate of 20% per year on the anniversary date of the grant. Information presented aggregates all historical grants of restricted stock awards. Dividends are paid on shares of restricted stock at the same time as dividends on our other outstanding shares of common stock are paid.

(2)	Non-qualified stock options vest at a rate of 20% per year with a remaining vesting date of 4/22/2008.

(3)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 4/19/2008 and 4/19/2009.

(4)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 4/18/2008, 4/18/2009 and 4/18/2010.

(5)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 3/31/2008, 3/31/2009, 3/31/2010 and 3/31/2011.

(6)	Non-qualified stock options vest at a rate of 20% per year with remaining vesting dates of 2/20/2008, 2/20/2009, 2/20/2010, 2/20/2011 and 2/20/2012.

Option Exercises and Stock Vested Table

The following table sets forth for the Named Officers with respect to fiscal year 2007: (i) their name (column (a)); (ii) the number of securities for which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise of options, or upon the transfer of an award for value (column (c)): (iv) the number of shares of stock that have vested (column (d)); and (v) the aggregate dollar value realized upon vesting of stock, or upon the transfer of an award for value (column (e)).

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#) (1)	($) (2)	(#) (3)	($) (4)
(a)	(b)	(c)	(d)	(e)

Thompson	37,200	639,501	84,470	4,692,693
Wurtz	41,000	899,443	7,311	404,840
Jenkins	0	0	30,403	1,689,469
Cummings	0	0	17,917	994,892
Carroll	265,200	7,276,161	18,573	1,032,163

(1)	Share amounts represent the total number of stock options exercised and have not been adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of applicable taxes.

(2)	Values represent the difference between the stock option exercise price and the market value of Wachovia common stock on the date of exercise, rounded to the nearest dollar.

(3)	Share amounts are represented on a pre-tax basis. Our SIP permits withholding a number of shares upon vesting to pay applicable income taxes.

(4)	Values represent the market value of Wachovia common stock on the vesting date, rounded to the nearest dollar.

Pension Benefits Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the name of the plan (column (b)); (iii) the number of years of service credited under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the last completed fiscal year (column (c)); (iv) the actuarial present value of the accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Wachovia’s audited financial statements for the last completed fiscal year (column (d)); and (v) the dollar amount of any payments and benefits paid during Wachovia’s last completed fiscal year (column (e)).

PENSION BENEFITS

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
(a)	(b)	(c)	(d)	(e)

Thompson	Wachovia Pension Plan and Trust	32	801,202	0

Wurtz	Wachovia Pension Plan and Trust	13	161,181	0

	First Union Benefit Restoration Plan	13	144,755	0

Jenkins	Wachovia Pension Plan and Trust	35.1667	1,257,548	0

Cummings	Wachovia Pension Plan and Trust	9	155,946	0

Carroll	Wachovia Pension Plan and Trust	26	433,477	0

(1)	The present value of accumulated benefits (calculated as of September 30, 2007, the same measurement date for financial reporting purposes) has been calculated using the following assumptions: discount rate—6.25%; mortality table (post-retirement)—2000RP; retirement age—62 (63 in the case of Mr. Cummings and 63.33 in the case of Mr. Jenkins); payment form—80% lump sum and 20% life annuity (100% lump sum in the case of Mr. Wurtz for the First Union Benefit Restoration Plan); and pre-retirement mortality, termination or disability—none.

Wachovia Pension Plan and Trust:

A qualified retirement benefit plan that provides an annual benefit commencing at age 65 equal to the sum of (i) 1.15% of final average monthly compensation up to covered compensation, times years of benefit service (up to 35 years), (ii) 1.55% of final average monthly compensation above covered compensation, times years of benefit service (up to 35 years), and (iii) 0.5% of final average monthly compensation times years of benefit service in excess of 35 years. For purposes of determining benefits under the plan, “final average monthly compensation” is the greater of the monthly average of “benefits eligible compensation” during (i) any five (or fewer) consecutive full calendar years of service in eligible employment during the last 10 full calendar years of service in eligible employment with Wachovia, or (ii) the final 60 consecutive full calendar months of service in eligible employment with Wachovia, counting benefits eligible compensation in any last partial month as compensation for the preceding month. Benefits eligible compensation reflects base salary, hourly wages, overtime and shift differential pay and 70% of eligible functional incentive pay before any reductions for contributions to the Wachovia Savings Plan or before-tax contributions for health and welfare benefits or transportation spending accounts.

Employees that are classified as a full-time or part-time employee that have reached age 21 and have completed one year of service are eligible to participate in the plan. Participants become vested in plan benefits when they have earned five years of service credit based on 1,000 hours of service in a calendar year. Participants are eligible for normal retirement on the first day of the month on or after the date they have reached age 65 and have completed five years of vesting service. Participants are eligible to elect early retirement on the first day of any calendar month after reaching age 50 and having completed 10 years of service. The normal retirement benefit for a 20-year participant is not reduced for retirement between ages 62 and 65.

Effective January 1, 2008, the Wachovia Pension Plan has been amended to provide a new cash balance benefit which will be used to determine future benefit accruals. The final average earnings benefit formula ceased as of December 31, 2007 with vested benefit accrued as of December 31, 2007, unreduced as a result of the new cash balance benefit. This benefit accrual as of December 31, 2007, will be expressed as a single life annuity payable at normal retirement date (generally age 65). Benefit accruals earned on or after January 1, 2008, will be expressed as an account balance and will be in addition to any vested benefits accrued under the final average earnings benefit formula as of December 31, 2007. In addition, the Wachovia Pension Plan was amended to prohibit employees hired after December 31, 2007, from being eligible to participate in the plan.

Under the cash balance benefit formula, Wachovia will provide an annual pay credit of 3% of “benefits pay” to eligible participant account balances as of the end of the year. Under the amendment to the Wachovia Pension Plan, “benefits pay” includes base salary, hourly wages, overtime and shift differential pay, incentive pay, cash bonuses, commissions and draw. Eligible participants with benefits pay less than $30,000 will receive an additional annual credit of 2% of benefits pay; eligible participants with benefits pay of more than $30,000 but less than $50,000 will receive an additional annual credit of 1% of benefits pay.

At the end of each plan year, Wachovia will add an interest credit to cash balance accounts based on the account balance value on January 1 of the plan year. The interest rate used for determining interests credits will be the yield on 10-year Treasury Constant Maturities determined in the month of August preceding the plan year as reported in the Federal Reserve Bulletin, and as described in Section IV(A) of Internal Revenue Service Notice 96-8 (1996-1CB 359). Interest credits will continue on an annual basis until participants begin receiving a distribution from the Wachovia Pension Plan.

The Wachovia Pension Plan was also amended to provide vesting in plan benefits when participants have earned three years of service credit based on 1,000 hours of service in a calendar year.

Since 2000, before he became an executive officer, Mr. Wurtz has participated in the First Union Corporation Benefit Restoration Plan, a non-qualified retirement benefit plan intended to restore benefits that are curtailed as a result of legal limits that apply to the Wachovia Pension Plan. The benefits under the plan represent the benefit Mr. Wurtz would be entitled to under the Wachovia Pension Plan, calculated without regard to the compensation limit in effect under Internal Revenue Code Section 401(a)(17) or the benefit limit in effect under Section 415.

Benefits from the legacy First Union Restoration Plan are linked to the Wachovia Pension Plan formula and payment forms. Concurrent with the changes to the Wachovia Pension Plan, the legacy First Union Restoration Plan benefit has been frozen as of December 31, 2007, and there will be no future benefit accruals. Participants will retain all the benefits under the legacy First Union Restoration Plan that had been accrued as of December 31, 2007, and which will be payable in an annuity or lump sum payment.

Nonqualified Deferred Compensation Table

The following table sets forth for the Named Officers: (i) their name (column (a)); (ii) the dollar amount of total account balances as of the beginning of Wachovia’s last fiscal year (column (b)); (iii) the dollar amount of aggregate executive contributions during Wachovia’s last fiscal year (column (c)); (iv) the dollar amount of aggregate Wachovia contributions during Wachovia’s last fiscal year (column (d)); (v) the dollar amount of aggregate interest or other earnings accrued during Wachovia’s last fiscal year (column (e)); (vi) the aggregate dollar amount of all withdrawals and distributions during Wachovia’s last fiscal year (column (f)); and (vii) the dollar amount of total account balances as of the end of Wachovia’s last fiscal year (column (g)).

NONQUALIFIED DEFERRED COMPENSATION

				Aggregate
		Executive	Wachovia	Earnings	Aggregate
	Starting Balance	Contributions	Contributions	in 2007	Withdrawals/	Aggregate Balance
Name	at 1/1/2007 ($) (1)	in 2007 ($)	in 2007 ($) (2)	($)(3)	Distributions ($)	at 12/31/2007 ($) (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Thompson	4,338,314	49,050	51,900	355,128	10,865	4,783,527
Wurtz	2,785,632	733,333	20,333	340,178	14,106	3,865,370
Jenkins	16,473,234	26,250	28,500	1,297,475	0	17,825,459
Cummings	183,905	13,750	16,500	(486)	0	213,669
Carroll	1,861,031	37,917	25,500	148,248	106,226	1,966,470

(1)	Represents the aggregate balances in all Wachovia-sponsored non-qualified defined contribution and other deferred compensation plans, including the Wachovia Savings Restoration Plan, and the Wachovia deferred compensation plans. See below for a description of these plans.

(2)	Represents Wachovia’s contributions matching the Named Officer’s personal contributions in the Wachovia Savings Restoration Plan.

(3)	Represents earnings on plan balances in 2007. Earnings may increase or decrease depending on the performance of the elected investments. Above-market earnings are reflected in the “Summary Compensation Table”, footnote (4); otherwise earnings on these plans are not reflected in the “Summary Compensation Table”. Earnings on deferred compensation are calculated as summarized in the discussion of the specific deferred compensation plans below.

The following table sets forth information about (1) the extent to which deferred compensation contributions and earnings (columns (c), (d) and (e) above) are reported as compensation in the “Summary Compensation Table” in this proxy statement, and (2) the extent to which amounts reported in the aggregate balance at December 31, 2007 (column (g) above) were previously reported as compensation to the Named Officers in the Summary Compensation Table in prior year’s proxy statements.

	12/31/2007 Balance Reported in			12/31/2007 Balance Reported in
	the Summary Compensation Table for 2007			Prior Year Summary Compensation Tables
		Deferred				Deferred
		Compensation				Compensation
		in Excess of		Contributions		in Excess of
	Contributions ($) (a)	Market ($) (b)	Total ($)	Employee ($) (c)	Employer ($) (d)	Market ($) (e)	Total ($)

Thompson	100,950	142,425	243,375	949,375	375,800	452,432	1,777,607
Wurtz	753,667	16,591	770,258	431,875	15,938	15,031	462,844
Jenkins	54,750	381,798	436,548	7,182,450	176,320	928,426	8,287,196
Cummings	30,250	0	30,250	60,000	63,500	0	123,500
Carroll	63,417	30,888	94,305	403,015	90,600	98,958	592,573

(a)	Amounts reflect the aggregate executive and Wachovia contributions to deferred compensation accounts made in 2007 and that have been reported in “Summary Compensation Table”.

(b)	Amounts reflect the above-market interest on deferred compensation earned in 2007 and that have been reported in “Summary Compensation Table”.

(c)	Amounts reflect executive contributions to deferred compensation accounts at the election of the Named Officer in years prior to 2007 and which were reported in “Summary Compensation Table” in prior year proxy statements.

(d)	Amounts reflect Wachovia contributions to deferred compensation accounts in years prior to 2007 and which were reported in “Summary Compensation Table” in prior year proxy statements.

(e)	Amounts reflect above-market interest on deferred compensation earned in years prior to 2007 and which were reported in “Summary Compensation Table” in prior year proxy statements.

Wachovia Corporation Savings Restoration Plan:

The Wachovia Corporation Savings Restoration Plan is an unfunded, nonqualified deferred compensation plan that provides for pre-tax deferral contributions to restore 401(k) savings plan contributions beyond the IRS qualified savings plan contribution limitations. For 2007, employees with an annual base salary greater than $225,000 as of August 31, 2006, were eligible to participate and could elect to contribute up to 30% of base salary. Wachovia matches participants’ contributions on a dollar for dollar basis up to 6% of base salary.

Participants direct deferred balances among 23 investment index benchmarks that mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

At the time participants elect to participate in the plan, they chose whether to receive payments in a lump sum or annual installments paid over ten years. Participants also chose when payments will be made, either at separation or retirement (whichever occurs earlier) or after a specified number of years not to be less than five years.

Loans are not permitted under the plan. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval in accordance with Internal Revenue Code Section 409A and other regulatory constraints. In the event a participant ceases to be employed by Wachovia, the deferral account balance will be distributed in accordance with the elected method of distribution.

In conjunction with changes to the Wachovia Pension Plan and Trust as discussed in “Pension Benefits Table”, the Savings Restoration Plan was frozen to additional contributions effective December 31, 2007. With this change, employees will no longer be able to defer earnings under the plan and Wachovia will no longer provide any matching contributions. Participants with account balances as of December 31, 2007, may continue to direct deferred balances among 23 investment index benchmarks which mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may also continue to reallocate deferred balances among the various investment indexes on a daily basis.

Wachovia Corporation Elective Deferral Plan

The Elective Deferral Plan is an unfunded, nonqualified deferred compensation plan that provides for voluntary deferral of base salary and/or incentive, draw, and commission payments until a future date—generally retirement, death, or separation. For 2007, employees with total cash compensation (base salary, incentive, draw and commission) of $225,000 and greater paid between January 1, 2005, through December 31, 2005, and/or September 1, 2005, through August 31, 2006, were eligible to participate in the plan and could elect to defer 10% to 75% of base salary earned from January 1, 2007, to December 31, 2007, and 10% to 90% of incentive, draw and commission compensation earned in 2007. Effective January 1, 2008, the Elective Deferral Plan will allow for the elective deferral of 1% to 75% of base salary earned and of 1% to 90% of incentive, draw and commission compensation earned.

Participants direct deferred balances among 23 investment index benchmarks that mirror those offered in Wachovia’s 401(k) savings plan, with the exception of the Wachovia Common Stock Fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

At the time participants elect to participate in the plan, they chose whether to receive payments in a lump sum or annual installments paid over ten years. Effective January 1, 2008, participants may also elect to receive payments in annual installments paid over five years. Participants also chose when payments will be made, either at separation or retirement (whichever occurs earlier) or after a specified number of years not to be less than five years.

Loans are not permitted under the plan. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval in accordance with Internal Revenue Code Section 409A and other regulatory constraints. In the event a participant ceases to be employed by Wachovia, the deferral account balance will be distributed in accordance with the elected method of distribution.

Wachovia Corporation Executive Deferred Compensation Plans I, II and III

The Executive Deferred Compensation Plans I, II and III are unfunded, nonqualified deferred compensation plans that provided senior managers selected by Wachovia’s Chief Executive Officer the ability to voluntarily defer base salary and/or incentive payments until a future date—generally retirement, death, or separation. Participation in this plan was frozen and contributions ceased in February 2002.

Participant balances are credited with a rate equal to the average of the Prime Rate over four quarters plus 2%. The interest is credited on December 31 each year.

The Executive Deferred Compensation Plan I dictates that a participant’s account balance be paid in approximately 10 equal installments. In the event that a participant voluntarily terminates employment and/or becomes affiliated with a competitor, payment will be made in the form of a lump sum. The Executive Deferred Compensation Plan II allows participants to elect whether to receive payments in a lump sum or annual installments paid over ten years in approximately 10 equal installments. In the event that a participant voluntarily terminates employment and/or becomes affiliated with a competitor, payment will be made in the form of a lump sum. The Executive Deferred Compensation Plan III requires that a participant’s account balance be paid in a lump sum.

Loans are not permitted under the plans. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval.

The Executive Deferred Compensation Plan I allows a participant to irrevocably elect to withdraw an amount from the plan 90 days prior to December 31 every five years. There is a 6% penalty associated with this type of withdrawal.

Potential Payments Upon Termination or Change-in-Control

General Assumptions

The presentation herein makes certain assumptions in order to discuss various scenarios, as required by SEC regulation. For these purposes, Wachovia has assumed that each executive’s date of termination as a result of the indicated triggering event or the occurrence of a change in control of Wachovia is December 31, 2007, and the price per share of Wachovia common stock on the date of termination is $38.03, which was the closing price of Wachovia common stock on December 31, 2007. Unless provided otherwise, Wachovia would make all payments under the applicable benefit plan, program or agreement. The discussion herein summarizes benefits the Named Officers may be entitled to receive under certain Wachovia plans and/or agreements. Stockholders are encouraged to refer to those agreements that are filed or incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2007.

Mr. Thompson

In December 2005, at his request, Mr. Thompson and Wachovia terminated his employment agreement. Therefore, any payments or benefits to which he would be entitled upon his termination of employment or a change in control of Wachovia would be governed by other existing plans and programs maintained by Wachovia.

Stock Award Acceleration

Mr. Thompson would be entitled to accelerated vesting of all outstanding stock options and restricted stock awards under the SIP in the event of his early retirement (he was early retirement eligible as of December 31, 2007), involuntary termination not for cause (whether or not in connection with a change of control of Wachovia), death or disability or upon a change in control of Wachovia. For these purposes, we have assumed that the Compensation Committee consented to his early retirement. As of December 31, 2007, 1,187,916 unvested stock options and 431,267 unvested restricted stock awards previously granted to him having a value of $71,247 and $16,401,084, respectively, would vest fully in each of these circumstances. A termination of employment for cause would not result in accelerated vesting of such stock awards.

Insurance Bonus Agreement

As indicated in footnote (5)(a) to “Summary Compensation Table”, following termination of his split dollar life insurance agreement in 2003, Mr. Thompson and Wachovia entered into two Insurance Bonus Agreements in 2003 and 2004 to compensate him for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of his split-dollar life insurance arrangement.

The aggregate amount payable under Mr. Thompson’s Insurance Bonus Agreements calculated based on the later of his or his spouse’s life expectancy using the RP2000 mortality tables projected forward seven years and a 6.25% discount rate would be approximately $754,743 over the life of those agreements, which includes a tax gross-up. Annual bonus amounts are paid by Wachovia directly to the insurer for his benefit. His Insurance Bonus Agreements terminate generally upon the earlier of: (i) the later of his or his spouse’s death; (ii) termination of his employment, other than termination due to retirement with Wachovia’s consent; or (iii) by Wachovia for any reason other than for cause or due to long-term disability, provided that this later termination event would not apply after a change in control of Wachovia.

Incentive Award

In event of a “change of control”, the Operating Committee incentive component of the SIP provides that incentive awards will be paid out based on Wachovia’s adjusted net income for the prior year or other method of payment as determined by the Compensation Committee for the award. Assuming a change of control of Wachovia occurred as of December 31, 2007, Mr. Thompson would be entitled to receive his annual cash incentive award based on current year performance. As reflected in the column titled “Non-Equity Incentive Plan Compensation” in “Summary Compensation Table”, Mr. Thompson received no cash incentive for 2007 performance.

Benefits Generally Available to All Employees

Mr. Thompson also would be entitled to receive certain benefits generally available to Wachovia employees, including accrued vacation, 401(k) savings plan and other deferred compensation distributions, access to retiree medical benefits, group and supplemental life insurance benefits and short-term and long-term disability benefits. He was eligible for early retirement on December 31, 2007, and, therefore, would be entitled to subsidized retiree medical benefits under Wachovia’s Retiree Health and Welfare Program.

Because Mr. Thompson does not have an employment agreement with Wachovia, if his employment with Wachovia were to cease, he may be eligible to receive payments under Wachovia’s severance plan generally available to Wachovia employees. In such event, Wachovia’s severance plan would entitle him, based on his years of service, to receive 16 months of base salary which would amount to $1,453,333 as of December 31, 2007.

See also “Nonqualified Deferred Compensation Table” and “Pension Benefits Table” for balances Mr. Thompson may be entitled to receive following termination.

Messrs. Wurtz, Jenkins, Cummings and Carroll

The following table sets forth information about potential payments to Messrs. Wurtz, Jenkins, Cummings and Carroll in the event their employment was terminated or following a change in control of Wachovia. Refer to the footnotes following the table for an explanation of the presentation. See also “—Employment Agreements” below.

	SEVERANCE COMPENSATION				BENEFITS AND PERQUISITES
			Unvested	Unvested	Medical,
			and	and	Dental
			Accelerated -	Accelerated -	and
	Pro Rata		Stock	Restricted	Life
	Annual		Options/	Stock	Insurance	Other	Tax
Name	Bonus ($) (1)	Severance ($) (2)	SARs ($) (3)	Awards ($) (3)	Benefits ($) (4)	Perquisites ($) (5)	Gross-Up ($) (6)	Total ($)

Wurtz
Voluntary Termination	0	0	0	0	0	0	0	0
By Company without Cause (8)	2,750,000	6,560,000	4,102	2,080,469	131,361	50,000	0	11,575,932
By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (9)(10)	2,750,000	6,560,000	4,102	2,080,469	131,361	50,000	167,500	11,743,432
Change in Control (without termination)	0	0	4,102	2,080,469	0	0	0	2,084,571
Death or Disability	2,750,000	500,000	4,102	2,080,469	0	0	0	5,334,571

Jenkins
Early Retirement (7)	3,700,000	0	28,499	5,169,000	0	0	0	8,897,499
By Company without Cause (8)	3,700,000	13,326,000	28,499	5,169,000	151,620	70,000	0	22,445,119
By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (9)	3,700,000	13,326,000	28,499	5,169,000	483,485	70,000	7,475,218	30,252,202
Change in Control (without termination)	0	0	28,499	5,169,000	0	0	0	5,197,499
Death or Disability	3,700,000	700,000	28,499	5,169,000	0	0	0	9,597,499

Cummings
Early Retirement (7)	4,250,000	0	10,687	3,779,954	524,572	0	0	8,565,213
By Company without Cause (8)	4,250,000	14,340,000	10,687	3,779,954	737,076	70,000	0	23,187,717
By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (9)	4,250,000	14,340,000	10,687	3,779,954	1,596,584	70,000	8,078,129	32,125,354
Change in Control (without termination)	0	0	10,687	3,779,954	0	0	0	3,790,641
Death or Disability	4,250,000	500,000	10,687	3,779,954	524,572	0	0	9,065,213

Carroll
Early Retirement (7)	4,000,000	0	17,812	3,111,805	0	0	0	7,129,617
By Company without Cause (8)	4,000,000	14,067,000	17,812	3,111,805	203,954	70,000	0	21,470,571
By Company with Cause	0	0	0	0	0	0	0	0
By Company without Cause or by Executive for Good Reason (9)	4,000,000	14,067,000	17,812	3,111,805	1,008,717	70,000	8,344,739	30,620,073
Change in Control (without termination)	0	0	17,812	3,111,805	0	0	0	3,129,617
Death or Disability	4,000,000	650,000	17,812	3,111,805	0	0	0	7,779,617

(1)	Prorated based on a 365-day calendar year, using a December 31, 2007, termination date and the higher of the executive’s current target incentive award or highest incentive award paid during the prior three calendar years. Amounts differ from the annual cash incentive award for the executives in “Summary Compensation Table” because the 2007 incentive award had not been determined as of December 31, 2007.

(2)	Represents severance payments in accordance with individual employment agreements as further detailed in “—Employment Agreements” below.

(3)	Values for stock options have been calculated using the difference between $38.03 and the option exercise price; restricted stock awards have been valued at $38.03, the closing price of Wachovia common stock on December 31, 2007.

(4)	Represents medical, dental and life insurance coverage benefits outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits for the time periods indicated:

	Wurtz		Jenkins		Cummings		Carroll
	2 years	Life (e)	3 years	Life	3 years	Life	3 years	Life

Medical Insurance Coverage ($) (a)	117,900	117,900	103,100	411,500	178,600	961,300	175,800	908,000
Dental Insurance Coverage ($) (a)	300	300	200	1,600	400	2,800	0	0
Life Insurance Coverage ($) (b)	1,300	1,300	3,000	11,700	2,100	10,300	2,800	13,500
Supplemental Life Insurance Benefits ($) (c)	N/A	N/A	N/A	N/A	524,572	524,572	N/A	N/A
Executive Life Insurance Program ($) (d)	11,861	11,861	45,320	58,685	31,404	97,612	25,354	87,217

Total ($)	131,361	131,361	151,620	483,485	737,076	1,596,584	203,954	1,008,717

(a)	Reflects the maximum projected cost of continued coverage under Wachovia’s special medical program for the executive and his family for the period indicated based the executive’s elections for coverage in 2008. Assumes the following: (i) participation of the executive’s children until age 26; (ii) at age 65, that Medicare pays 65% of the cost of coverage; (iii) a 6.25% discount rate; (iv) an annual rate of cost increase ranging from 5% to 10% depending on the particular year; and (v) life expectancies for the executive and his spouse based on the RP2000 mortality tables projected forward seven years.

(b)	Reflects the cost of continued coverage under Wachovia’s group life insurance plan (providing a benefit equal to base salary) for the period indicated. Assumes a 6.25% discount rate and life expectancies for the executive based on the RP2000 mortality tables projected forward seven years.

(c)	For Mr. Cummings, amount reflects aggregate bonuses payable over the life of his Insurance Bonus Agreement calculated based on the longer life expectancy of the executive or his spouse using the RP2000 mortality tables projected forward seven years and a 6.25% discount rate. No cost has been reported in the above table in the event of a change in control without termination as these payments would continue during ongoing employment. See additional discussion in footnote (5)(a) to “Summary Compensation Table”.

(d)	Reflects the cost of continued coverage under Wachovia’s executive life insurance plan (providing a benefit up to eight times base salary) for the period indicated. Assumes a 6.25% discount rate and the remaining term of payment obligation on the existing policies.

(e)	Reflects the cost of continued coverage at active employee rates for two years after which time Mr. Wurtz is entitled to continued participation in such programs or plans, as applicable, upon payment to Wachovia of its cost of providing such coverage.

(5)	Represents continued participation in Wachovia’s fringe benefit or perquisite plans or programs in which the executive participated immediately prior to his date of termination for a three year period (two years in the case of Mr. Wurtz) as outlined in the table below, valued at the incremental cost to Wachovia of providing such benefits:

	Wurtz	Jenkins	Cummings	Carroll

Financial Planning ($) (a)	30,000	45,000	45,000	45,000
Outplacement Services ($) (b)	10,000	10,000	10,000	10,000
Executive Physical ($) (c)	10,000	15,000	15,000	15,000

Total ($)	50,000	70,000	70,000	70,000

(a)	Represents reimbursement of financial planning expenses incurred by the executive (subject to an annual maximum of $15,000).

(b)	Represents career transition and outplacement support services to which the executive is entitled upon displacement for a maximum period of 12 months (subject to a maximum of $10,000) based on current annual base salary level.

(c)	Represents reimbursement for the cost of executive physicals (subject to a maximum of $7,500 every 18 months).

(6)	Assumes an excise tax rate of 20% under Section 4999 of the Internal Revenue Code, the Medicare rate is 1.45% (assumes the Social Security Wage Base is reached based on other income prior to application of the gross-up), the Federal tax rate is 35%, the applicable state tax rate is North Carolina at 8% and the city/local tax rate is 0%. The effective Federal tax rate used to calculate the excise tax gross-up is 32.55%. Amounts presented do not take into account mitigation for payments made to the executive in consideration of non-competition obligations or as reasonable compensation. Amounts presented would be paid by Wachovia directly to the relevant taxing authority on behalf of the executive. Amounts presented assume that stock options are cashed out for a payment equal to the difference between $38.03, and the option exercise price in the event of a change in control of Wachovia.

(7)	Assumes the executive is early retirement eligible as of December 31, 2007, based on the eligibility requirements of Wachovia’s pension plan. Mr. Wurtz was not eligible for early retirement on such date.

(8)	Assumes a termination by Wachovia without cause or by the executive for good reason. Assumes the executive’s termination-related benefit includes: (i) a pro rata incentive award for the period through the executive’s termination date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then applicable target incentive award; (ii) an amount equal to three times (two times in the case of Mr. Wurtz) the executive’s annual base salary and the highest incentive award determined in accordance with (i) above; (iii) an amount equal to three times (two times in the case of Mr. Wurtz) the highest matching contribution by Wachovia for the executive’s benefit in Wachovia’s 401(k) savings plan and Savings Restoration Plan for the preceding five years (three years in the case of Mr. Wurtz); (iv) medical, dental and life insurance benefits for the executive and family members for three years (two years in the case of Mr. Wurtz) after the termination date; and (v) other perquisites. See footnote (4) above for a detail of medical, dental, and life insurance benefits.

(9)	Assumes a termination by Wachovia (or its successor) without cause or by the executive for good reason following a change-in-control. In addition to the severance benefits described in footnote (8) above, assumes that the executive’s severance benefit includes medical, dental and life insurance benefits for the executive and his family for life because the termination date follows a “change in control” of Wachovia. See footnote (4) above for a detail of medical, dental, and life insurance benefits.

(10)	Aggregate termination-related benefits payable to Mr. Wurtz reflect a reduction of $4,402,681 in accordance with the severance limitations as provided in his employment agreement and Wachovia’s Severance Policy (discussed below in “—Employment Agreements”). The excise tax gross-up benefit as reported reflects this reduction.

Employment Agreements

Messrs. Wurtz, Jenkins, Cummings and Carroll

As discussed in “Compensation Discussion & Analysis”, Wachovia has entered into employment agreements with Messrs. Wurtz, Jenkins, Carroll and Cummings. Each of these employment agreements has an initial employment period of three years and is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date.

Consistent with Wachovia’s Severance Policy for Shareholder Approval of Future Severance Agreements (the “Severance Policy”) adopted by the board in August 2006, the aggregate amount of all severance benefits to which Mr. Wurtz is entitled under his agreement will not exceed 2.99 times his annual base salary plus his highest annual incentive award awarded in any of the last three fiscal years as determined in accordance with the terms of the Severance Policy. The other employment agreements were entered into prior to the Severance Policy’s adoption. For additional information on Wachovia’s Severance Policy, see “Post-Termination Compensation and Benefits—Employment Agreements” under “Compensation Discussion & Analysis”.

The employment agreements for each of these executives provide for the following payments and benefits to be provided to the executive following a termination of employment. The terms of stock awards are governed by the SIP and the applicable stock award grant agreement for each of the executives unless superseded by the terms of his employment agreement, as described in the table below.

Event	Relevant Employment Agreement and SIP Provisions

Early or Normal Retirement	• Assumes normal retirement age of 65 with 5 years of service as provided under Wachovia’s tax qualified pension plan or early retirement age of 50 with 10 years of service.

•   Pro rata annual incentive award for the period prior to the retirement date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then applicable target incentive award.

• Retiree Health and Welfare Program benefits available to all Wachovia retirees.

•   Accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP. For purposes of the presentation in the table above, Wachovia has assumed that the Compensation Committee consented to the executive’s early retirement.

Termination by Executive for Good Reason or by Company Without Cause
•   Pro rata annual incentive award for the period prior to the executive’s termination date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then applicable target incentive award.

• An amount, payable in equal annual installments, equal to three times (two times in the case of Mr. Wurtz) the executive’s:
(a) annual base salary; plus
(b) highest incentive award determined as described above; plus

  (c)  highest matching contribution by Wachovia for the executive’s benefit in Wachovia’s 401(k) savings plan and Savings Restoration Plan for the five years (three years in the case of Mr. Wurtz) prior to termination.

•   Continued vesting of all stock options and restricted stock awards for a period of three years (two years in the case of Mr. Wurtz) and, to the extent not otherwise vested at the end of that period, accelerated vesting of all unvested stock options and restricted stock awards. Notwithstanding the executive’s termination of employment, all stock options granted to the executive will also remain exercisable until the scheduled expiration date of the option.

Event	Relevant Employment Agreement and SIP Provisions

•   Continued participation in Wachovia’s fringe benefit and perquisite plans or programs in which the executive participated immediately prior to his date of termination for a three year period (two years in the case of Mr. Wurtz). Current fringe benefit programs and the associated costs are discussed in the footnotes to the summary termination-related payment table on page 55.

• Retiree Health and Welfare Program benefits available to all Wachovia retirees.

Upon or in Connection with a Change in Control
•   Upon termination of the executive’s employment by Wachovia without “cause” or by the executive for “good reason” in connection with or following a “change in control”, then the executive will be entitled to:

(a) the benefits described above under “--Payments Upon Involuntary not for Cause Termination and Termination for Good Reason” and presented in the table above; and

  (b)  medical, dental and life insurance benefits for the executive and family members for life if the termination date occurs after a “change in control” of Wachovia. Mr. Wurtz’s continued participation in such benefit plans would be subject to his payment to Wachovia of its cost of providing coverage after two years.

•   Upon the occurrence of a “change of control” under the Operating Committee incentive component of the SIP, the executive will be entitled to payment of his annual performance-based cash incentive award based on Wachovia’s adjusted net income for the prior year or other method of payment as determined by the Compensation Committee for the award. For purposes of this discussion, Wachovia has assumed the annual cash incentive award is the higher of the executive’s current target incentive award or highest incentive award paid during the prior three years.

•   Accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP. Any stock awards made subsequent to the “change of control” under the SIP would be subject to continued vesting and acceleration as described above. For purposes of the presentation in the table above, Wachovia has assumed that the “change of control” event and termination of employment occurred on the same day.

•   A gross-up payment equal to the amount of federal excise taxes under Section 4999 of the Internal Revenue Code (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by the executive in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments under the agreement or otherwise, and are deemed to be “excess parachute payments” for federal income tax purposes. Any such payments for Mr. Wurtz may be subject to the limits imposed by his employment agreement pursuant to Wachovia’s Severance Policy.

• See “Relevant Employment Agreement and SIP Definitions” below.

Death or Disability	• A payment equal to:

  (a)  a pro rata annual incentive award for the period prior to the termination date, based on the highest incentive award paid during either the three calendar years prior to termination or the executive’s then applicable target incentive award; plus

(b) the executive’s annual base salary at the time of death or disability.
• Accelerated vesting of all outstanding stock option awards and automatic termination of any remaining period of restriction applicable to all outstanding restricted stock awards under the SIP.

Event	Relevant Employment Agreement and SIP Provisions

•   Assuming that the employment of Messrs. Carroll, Cummings, Jenkins or Wurtz terminated upon a disability as provided under their employment agreements, they would not be entitled to disability benefits under Wachovia’s group or executive long-term disability plans in addition to the employment agreement payments reflected in the table above.

Termination For Cause	• Entitled to base salary earned and accrued vacation through the executive’s date of termination.
• Forfeiture of all unvested stock option and restricted stock awards under the SIP.

Non-Compete, Non-Solicitation, Non-Disparagement and Confidentiality Agreements

Each executive’s employment agreement also contains obligations on the part of the executive regarding non-competition following employment termination in certain circumstances, non-solicitation of employees for a period of three years following employment termination, confidentiality of information obtained while employed with Wachovia and non-disparagement of the business, goodwill or reputation of Wachovia. The non-competition agreement generally prohibits the executive for a period of three years from termination from becoming a director, officer or consultant for any business competing with any Wachovia line of business in which the executive participated while a Wachovia employee and which competing business is located in the geographic areas of Wachovia Bank, National Association. The non-competition agreement will not apply if the executive terminates employment due to retirement or for any reason following a “change in control”, if Wachovia terminates the executive’s employment for any reason following a “change in control”, or if the term of the employment agreement expires due to failure of the executive or Wachovia to extend its term. The confidentiality and non-disparagement obligations have no set term.

Insurance Bonus Agreements

As indicated in footnote (5)(a) to “Summary Compensation Table”, following termination of his split dollar life insurance agreement in 2003, Mr. Cummings entered into an Insurance Bonus Agreement with Wachovia to compensate him for the cost of obtaining and maintaining personal supplemental life insurance benefits in lieu of his split-dollar life insurance arrangement. Annual bonus amounts are paid by Wachovia directly to the insurer for Mr. Cummings’ benefit and provide a tax gross-up. As a condition to such payments, Mr. Cummings agreed not to (a) exchange or surrender any part of the policy, (b) obtain a loan against the policy from the insurer, (c) assign any part of the policy as collateral security, (d) change the ownership of any part of the policy by endorsement or assignment or (e) request a settlement of the proceeds of the policy under any method of settlement other than one which is in reference to the life of the insured. Mr. Cummings’ agreement terminates generally upon the later of his or his spouse’s death.

Nonqualified Deferred Compensation

See “Nonqualified Deferred Compensation Table” for aggregate balances the executive would be entitled to receive under all Wachovia-sponsored non-qualified defined contribution and other deferred compensation plans as of December 31, 2007.

Pension Benefits

See “Pension Benefits Table” for the present value of the accumulated benefits payable to each executive upon retirement under Wachovia’s tax qualified pension plan. Such amounts would be payable to each executive in either a lump sum or annuity based on the executive’s elections under the pension plan.

Benefits Generally Available to All Employees

Each of the executives also will be entitled to receive certain benefits available to Wachovia employees generally, including accrued vacation, 401(k) savings plan distributions, retiree medical benefits, group and supplemental life insurance benefits and short-term and long-term disability benefits.

Because each of Messrs. Jenkins, Carroll, Cummings and Wurtz have an employment agreement with Wachovia providing for severance compensation in lieu of any severance compensation otherwise offered to Wachovia employees, none of these executives would receive any severance compensation pursuant to Wachovia’s severance plan in the event of displacement.

Relevant Employment Agreement and SIP Definitions

Term	Relevant Definition

Termination for Cause	Termination of the executive’s employment by Wachovia for any of the following reasons:

(i)  the continued and willful failure of the executive to perform substantially the executive’s duties with Wachovia (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by Wachovia which specifically identifies the manner in which Wachovia believes that the executive has not substantially performed the executive’s duties and a reasonable time for such substantial performance has elapsed since delivery of such demand; or

(ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially injurious to Wachovia.

Termination for Good Reason	Termination of employment by the executive for any of the following reasons:
(ia) as applicable to Messrs. Jenkins, Carroll and Cummings only, the substantial diminution in the overall importance of the executive’s role, as determined by balancing (A) any increase or decrease in the scope of the executive’s management responsibilities against (B) any increase or decrease in the relative sizes of the businesses, activities or functions (or portions thereof) for which the executive has responsibility; provided, however, that none of (I) a change in the executive’s title, (II) a change in the hierarchy, (III) a change in the executive’s responsibilities from line to staff or vice versa, and (IV) placing the executive on temporary leave pending an inquiry into whether the executive has engaged in conduct that could constitute “cause” under the agreement, either individually or in the aggregate shall be considered “good reason”;
(ib) as applicable to Mr. Wurtz only, prior to a “change in control”, the substantial diminution in the overall importance of the executive’s role, as determined by a reduction in the executive’s targeted annual incentive award opportunity (but not a reduction in the executive’s actual annual incentive award payment), targeted stock-based incentive compensation opportunity (but not a reduction in the executive’s actual stock-based incentive awards) or the executive no longer being deemed to be an “executive officer” of Wachovia as determined by the board; provided, however, that none of (A) a change in the executive’s title, (B) a change in the hierarchy, (C) a change in the executive’s responsibilities from line to staff or vice versa, and (D) placing the executive on temporary leave pending an inquiry into whether the executive has engaged in conduct that could constitute “cause” under the agreement, either individually or in the aggregate shall be considered “good reason”;
(ii) any failure by Wachovia to comply with any material provision of the agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Wachovia promptly after receipt of notice thereof given by the executive;

Term	Relevant Definition

(iii) any purported termination by Wachovia of the executive’s employment otherwise than as expressly permitted by the agreement;
(iv) as applicable to Messrs. Jenkins, Carroll and Cummings only, at any time prior to the executive reaching age 63, Wachovia giving notice to the executive of its intention not to extend the term of the agreement;
(v) following a “change in control”, the relocation of the principal place of the executive’s employment to a location that is more than 35 miles from such principal place of employment immediately prior to the date the proposed “change in control” is publicly announced, or Wachovia requiring the executive to travel on company business to a substantially greater extent than required immediately prior to the “change in control”;
(vi) following a “change in control”, Wachovia’s requiring the executive or all or substantially all of the Wachovia employees who report directly to the executive immediately prior to the date the proposed “change in control” is publicly announced to be based at any office or location other than such person’s office or location on such date;
(vii) any failure by Wachovia to require any successor by purchase, merger, consolidation or otherwise to assume and agree to perform Wachovia’s obligations under the agreement; or
(viii) following a “change in control”, assignment to the executive of any duties inconsistent in any respect with the executive’s position as in effect immediately prior to the public announcement of the proposed “change in control” (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by Wachovia which results in any diminution in such position, authority, duties or responsibilities.
Termination Upon or in Connection with a Change in Control under Employment Agreements
A “change in control” under each executive’s employment agreement means any of the following:

(i) The acquisition by any individual, entity or group of beneficial ownership of 20% or more of either (A) Wachovia’s then outstanding shares of common stock or (B) the combined voting power of Wachovia’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that the following acquisitions will not constitute a “change in control”: (1) any acquisition directly from Wachovia; (2) any acquisition by Wachovia; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Wachovia or any corporation controlled by Wachovia; or

(ii) Individuals who constitute the current incumbent board cease for any reason to constitute at least a majority of the board unless the change in control is approved by a vote of at least a majority of the then incumbent directors; or
(iii) A reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of Wachovia’s assets, unless (A) Wachovia stockholders immediately prior to the transaction owning at least 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of Wachovia entitled to vote generally in the election of directors, as the case may be, own then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the resulting corporation in substantially the same proportion as their ownership immediately prior to the business combination,

Term	Relevant Definition

(B) no person (excluding any corporation resulting from a business combination or any employee benefit plan (or related trust) of Wachovia or such corporation resulting from the business combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from a business combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the business combination and (C) at least a majority of the members of the board of directors of the resulting corporation were members of the incumbent board immediately prior to the time of the execution of the initial agreement, or of the action of the board, providing for such a business combination; or
(iv) Approval by Wachovia’s stockholders of a complete liquidation or dissolution of Wachovia.

Change of Control under SIP	For purposes of the SIP, a “change of control” has the same meaning as in the employment agreements described above, except that the beneficial ownership percentage in the first sentence of (i) in that definition is 25% instead of 20%.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Browning, Ingram, McDonald, Proctor and Dr. Shaw, none of whom is, or has been, an officer or employee of Wachovia. Mr. Brown was a member of the Compensation Committee until his retirement as a director in April 2007. See “Other Matters Relating to Executive Officers and Directors and Related Party Transactions Policy.”

Other Matters Relating to Executive Officers and Directors and Related Party Transactions Policy

Our executive officers and directors (including some of their immediate family members and organizations with which they are affiliated) are customers of ours and, in some cases, have lending relationships with Wachovia’s banking subsidiaries. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers not related to Wachovia and do not involve more than normal collection risk or present other unfavorable features. In addition, some of Wachovia’s executive officers participate in employee banking programs that provide benefits in connection with some of our lending products such as mortgages. These benefits, which are not material to the executives, are not reported in this proxy statement as compensation because they are generally available to all employees. For additional information regarding relationships with our directors, see “Corporate Governance Policies and Practices—Director Independence”.

Wachovia’s Code of Conduct & Ethics and the board’s Corporate Governance Guidelines provide guidance for addressing actual or potential conflicts of interests matters, including those that may arise from transactions and relationships between Wachovia and its executive officers or directors. In order to provide further clarity and guidance on these matters, in 2007 the board adopted a written policy regarding the review, approval or ratification of related party transactions, including those described above and under “Corporate Governance Policies and Practices—Director Independence”. The policy generally provides that the Corporate Governance & Nominating Committee will review and approve in advance, or will ratify, all related party transactions between Wachovia and Wachovia’s directors, executive officers, and persons known by Wachovia to own more than 5% of Wachovia’s common stock, and any of their immediate family members. Related party transactions include transactions or relationships involving Wachovia and amounts in excess of $120,000 and in which the above related parties have a direct or indirect material interest. Under the policy, the failure to approve a related party transaction in advance would not invalidate the transaction or violate the policy as long as it is submitted to the Corporate Governance & Nominating Committee for review and ratification as promptly as practicable after entering into the transaction.

Wachovia has various procedures in place to identify potential related party transactions, and the Corporate Governance & Nominating Committee works with management and Wachovia’s Legal Division in reviewing and considering whether any identified transactions or relationships are covered by the policy. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the Corporate Governance & Nominating Committee, including transactions or relationships where the related party serves solely as a non-management director or trustee, transactions involving compensation of directors or executive officers for their services in that capacity, and ordinary course customer relationships such as the banking and lending relationships described above. Wachovia has other policies and procedures in place to ensure compliance with applicable bank regulatory requirements regarding those banking and lending relationships. In determining whether to approve or ratify a transaction or relationship that is covered by the policy, the Corporate Governance & Nominating Committee considers, among other things,

•	the identity of the parties involved in the transaction or relationship;

•	the business purpose and rationale of the transaction or relationship;

•	the terms of the transaction, including whether those terms are fair to Wachovia and are substantially comparable with the terms of transactions or relationships with nonaffiliated persons;

•	whether the transaction or relationship would impair the director’s independence; and

•	the extent that the transaction or relationship would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related party, the nature of the related party’s interest and the significance of the transaction or relationship to Wachovia.

A copy of the policy is available on Wachovia’s website at www.wachovia.com under the tab “About Wachovia—Investor Relations” and then under the heading “Corporate Governance—Related Party Transactions Policy”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the directors and executive officers subject to that Section to file reports with the SEC and the NYSE relating to their ownership of Wachovia common stock and preferred stock and any changes in that ownership. To our knowledge, based solely on a review of copies of the reports that we received and written representations from the individuals required to file the reports, during the year ended December 31, 2007, all Section 16(a) reports applicable to directors and executive officers were filed on a timely basis, except as set forth in prior proxy statements.

PROPOSAL 2.	PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

The Audit Committee of the board has appointed KPMG LLP as Wachovia’s auditors for the year 2008 and, in accordance with established policy, that appointment is being submitted to stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for 2009.

KPMG LLP were our auditors for the year ended December 31, 2007, and a representative of the firm is expected to attend the meeting, respond to appropriate questions and, if the representative desires, which is not now anticipated, make a statement.

The following table sets forth the aggregate fees for professional services provided by KPMG LLP to Wachovia for the calendar years 2007 and 2006.

FEES PAID TO INDEPENDENT AUDITORS

	2007	2006

Audit Fees (1)	$24,077,639	21,260,660
Audit-Related Fees (2)	5,136,055	7,034,986
Tax Fees (3)	4,103,248	3,680,131
All Other Fees (4)	4,000	19,747

Total Fees	$33,320,942	31,995,524

(1)	These are fees paid for professional services rendered for the audits of Wachovia’s annual consolidated financial statements and internal control over financial reporting, for the reviews of the consolidated financial statements included in Wachovia’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.

(2)	These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees relating to audits of financial statements of employee benefit plans and certain subsidiaries, internal control reports, and internal control related services.

(3)	These are fees paid for professional services rendered for tax compliance, tax planning, and tax advice. For 2007 and 2006, tax fees included tax compliance fees of approximately $3.5 million and $3.4 million, respectively.

(4)	These are fees paid for permissible work performed by KPMG LLP that does not meet the above categories, generally consisting of other advisory services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee pre-approves all audit, audit-related and non-audit services provided by our independent auditors, KPMG LLP, prior to the engagement of KPMG LLP with respect to those services. Generally, prior to or at the beginning of each year, Wachovia’s management submits to the Audit Committee detailed information regarding the specific audit, audit-related and permissible non-audit services with respect to which it recommends the Audit Committee engage the independent auditors to provide for the fiscal year. Management discusses the services with the Audit Committee, including the rationale for using our independent auditors for non-audit services, including tax services, and whether the provision of those non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence. Thereafter, any additional audit, audit-related or non-audit services that arise and that were not submitted to the Audit Committee for pre-approval at the beginning of the year are also similarly submitted to the Audit Committee for pre-approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so. All such pre-approvals are then reported to the entire Audit Committee at its next meeting.

In the Matter of KPMG LLP Certain Auditor Independence Issues. As Wachovia has disclosed in our 2007 Annual Report on Form 10-K, the Securities and Exchange Commission has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period January 1, 1997 to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia customers by KPMG LLP during the period from 1997 to early 2002 and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations. The Audit Committee carefully considered all available relevant information about this matter, including during its discussions regarding the auditors’ independence described in “Audit Committee Report”, when making its determination to appoint KPMG LLP as our auditors for 2008.

See also “Proposal 1—Audit Committee Report”.

The board recommends that stockholders vote “FOR” this proposal. Proxies, unless indicated to the contrary, will be voted “FOR” this proposal.

PROPOSAL 3.	A STOCKHOLDER PROPOSAL REGARDING NON-BINDING STOCKHOLDER VOTE RATIFYING EXECUTIVE COMPENSATION

The American Federation of State, County and Municipal Employees Pension Plan, of 1625 L Street, N.W., Washington, DC 20036, an owner of 12,403 shares of Wachovia common stock, has advised Wachovia that it intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“RESOLVED, that stockholders of Wachovia Corporation (“Wachovia”) request the board of directors to adopt a policy that provides stockholders the opportunity at each annual stockholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, senior executive compensation at Wachovia has not always been structured in ways that best serve stockholders’ interests. For example, in 2006 now-retired Vice Chairman Wallace Malone received $7,449,603 for taxes associated with his termination in 2006.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives stockholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the stockholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007.)

Currently U.S. stock exchange listing standards require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Wachovia’s board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Wachovia with useful information about stockholders’ view on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between stockholders and the board.

We urge stockholders to vote for this proposal.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	Wachovia already has a more direct, effective process in place for stockholders to communicate with our board of directors;

•	The proposal would create more confusion than clarity, to the detriment of Wachovia stockholders; and

•	Wachovia already has a very deliberate, thoughtful process for determining executive compensation.

The board believes strongly in Wachovia stockholders having the mechanisms to provide input to the board. In contrast to the proponent’s assertion that Wachovia stockholders do not have enough mechanisms for providing input to our board on executive compensation, Wachovia stockholders already have the ability to directly contact any or all of our board members. As set forth above under “Corporate Governance Policies and Practices—Communications with Directors”, Wachovia stockholders may contact any director at: Board of Directors (or lead independent director or name of individual director); c/o Corporate Secretary; Wachovia Corporation; 301 South College Street; Charlotte, North Carolina 28288-0013. The board believes this is the most effective means for Wachovia stockholders to provide input to it on any subject of interest to stockholders, including executive compensation. The board believes that the proposal represents a less effective method of influencing the board because it is an inefficient manner of expressing support or criticism of executive compensation. The board believes direct communications are more effective and accurate because it allows stockholders to voice specific observations or objections directly to the decision-makers before decisions are made, as opposed to voting on the results of those decisions. The board believes that the advisory vote in the proposal will not provide the Compensation Committee with meaningful insight into specific stockholder concerns that it could address when considering Wachovia’s compensation program. Direct communications are the most effective, most accurate voice Wachovia stockholders have in expressing concerns with our board and eliminate the need for the board and the Compensation Committee to attempt to interpret the results of the proposal’s referendum.

Additionally, if stockholders remain dissatisfied with Wachovia’s direction on compensation matters, they have other tools at their disposal that are far more effective than an advisory vote. Wachovia has recently adopted amendments to our articles of incorporation that provide for majority voting in the election of directors and require all directors to be elected annually. The majority vote requirement permits our stockholders to exercise considerable influence over the board and makes our directors’ actions accountable annually. In addition, stock and other incentive compensation plans from time to time are submitted for approval by stockholders. Unlike an advisory vote regarding historical compensation disclosures, votes on these matters are meaningful and effective.

Rather than simplify communications with the board, the board believes that the proposal would create confusion as to how the board, the Compensation Committee, and Wachovia interpret the results of the non-binding referendum. The lack of clarity as to the meaning of the vote results would eliminate any benefits the proposal seeks to employ. Stockholders vote “for” or “against” matters for many different reasons and the board and the Compensation Committee would be left attempting to interpret the results under the proposed referendum. For example, if stockholders vote in favor of the executive compensation, the Compensation Committee is not able to determine if the vote signifies approval of Wachovia’s overall practices or if the vote merely signifies approval of a particular individual’s compensation or a particular component of the total compensation. Conversely, if stockholders voted against the executive compensation, the Compensation Committee does not have clarity with what aspect of executive compensation stockholders did not agree. Instead of encouraging stockholders to take advantage of Wachovia’s current direct communication policy, the proposal advocates substituting a narrower, more confusing and less effective mechanism.

The proponent urges adoption of the advisory vote proposal based on its alleged success in the United Kingdom. However, the advisory vote process in the United Kingdom is required by law and is uniformly applied to all companies listed on the London Stock Exchange. To Wachovia’s knowledge, none of our peers and competitors would be similarly bound by a referendum on compensation. The board believes this would make it more difficult for Wachovia to attract and retain senior management. In our industry, human capital is our most important asset, and we believe that adoption of the proposal could lead to a perception among senior executives and top producers that compensation opportunities at Wachovia may be limited or negatively affected by the advisory vote when compared with opportunities at our competitors. In addition, if implemented, our board’s decisions regarding executive compensation would be subject to second guessing and this may impair Wachovia’s ability to attract and retain individuals willing to serve as a director of Wachovia, to the detriment of our stockholders.

As outlined in “Compensation Discussion & Analysis”, the Compensation Committee has a very deliberate and thoughtful process for setting compensation targets and determining awards for Wachovia’s executives. That process occurs at all Compensation Committee meetings that take place throughout the year. As outlined in this proxy statement, executive compensation determinations are a complex and demanding process and Wachovia’s board exercises great care and discipline in its analysis and decision-making. The Compensation Committee has directly engaged an independent, executive compensation expert whose firm has no other significant business relationship with Wachovia. The advice of this expert is used in establishing peer groups, compensation targets and determining awards. The board believes that the Compensation Committee and it advisors are much better informed as to competitive practices in the industry, Wachovia’s relative financial performance position and the appropriate compensation for this performance than would be possible through an unstructured, undefined referendum. Establishing executive compensation involves balancing numerous business considerations against competitive pressures and is an undertaking for which the board and the Compensation Committee are uniquely suited and should maintain responsibility. The results of the non-binding referendum in the proposal could have a chilling effect on the Compensation Committee’s deliberations because the Compensation Committee would not have any specificity from the results of the referendum as to what part of Wachovia’s executive compensation program produced the voting results. As a result, the proposal may place undue pressure on the Compensation Committee to compensate Wachovia executives below competitive levels that would cause great harm to Wachovia stockholders and circumvent the purposes of Wachovia’s executive compensation program as discussed in “Compensation Discussion & Analysis”. The Compensation Committee is charged with exercising its fiduciary duties to set compensation that is in the best interests of Wachovia’s stockholders and this responsibility should not be subject to stockholder vote after the fact.

As described in this proxy statement, Wachovia and the Compensation Committee have implemented a performance-based executive compensation program. The “Compensation Discussion & Analysis” describes that Wachovia’s CEO received compensation for 2007 performance that was 44% less than his targeted incentive pay and 42% less than his pay for 2006 performance. Wachovia’s executive officers, including the Named Officers, did not receive annual cash incentive payments for 2007 performance nor did they receive any grants of performance-based restricted stock for 2007 performance. Wachovia and the board believe that the existing governance model on executive compensation is working effectively and in the best interests of Wachovia’s stockholders.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

PROPOSAL 4.	A STOCKHOLDER PROPOSAL REGARDING REPORTING POLITICAL CONTRIBUTIONS

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, an owner of 1,067 shares of Wachovia common stock, has advised Wachovia that it intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“Shareholder Proposal

Resolved, that the shareholders of Wachovia Corporation (“Wachovia” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of Wachovia, we support policies that apply transparency and accountability to corporate spending on political activities. In our view, such disclosure is consistent with public policy and in the best interest of the Company’s shareholders. Absent a system of accountability, we believe that company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution.

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the Company is necessary for the Company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets. Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s. In addition, payments can be made to trade associations, and the portion of those payments used for political activities do not have to be disclosed.

We believe increased political disclosure will make our Company’s political contributions more transparent and allow shareholders to fully evaluate the use of corporate assets in election campaigns.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	Federal and state election laws already require extensive disclosure;

•	The proposal is unnecessary because Wachovia’s policy is that it does not use corporate funds to make contributions to political candidates, political parties or committees, or political entities organized under Section 527 of the Internal Revenue Code; and

•	If adopted, the proposal would serve no useful purpose, would result in unnecessary expense for Wachovia stockholders, and may be competitively harmful to Wachovia and its stockholders.

The board believes that it would not be in the best interests of Wachovia and its stockholders to adopt this proposal. Federal and state laws already require extensive disclosure of political contributions, and Wachovia complies with all applicable laws and regulations regarding the disclosure of political contributions. In addition, Wachovia’s policy is not to use corporate funds to make political contributions to political candidates, political parties or committees, or political entities organized under Section 527 of the Internal Revenue Code, and information regarding Wachovia’s policies on political contributions is located at Wachovia’s website. The board believes, therefore, that any additional disclosures or reports prepared by Wachovia relating to political contributions would result in unnecessary duplication and expense for Wachovia and its stockholders. The board also believes that any voluntary disclosure regarding non-deductible political expenditures would be competitively harmful to Wachovia and its stockholders.

As a large financial services company involved in many different businesses, including consumer and commercial lending, securities brokerage, asset and wealth management and insurance, Wachovia is subject to significant federal, state and local regulation. Wachovia recognizes that these regulations can have a profound impact on the way we operate our business, deliver value to our stockholders, support our employees and serve our customers and communities. To increase the likelihood that our views on legislative and regulatory developments affecting Wachovia and its various constituencies are included in the legislative process, the board believes that it is in the best interests of Wachovia and its stockholders that Wachovia be an active participant in the policy-making process.

Although Wachovia believes it is important for its business interests to participate in the political process, Wachovia’s policy is not to use corporate funds to make contributions to political candidates, political parties or committees, or political entities organized under Section 527 of the Internal Revenue Code. Instead, Wachovia’s political activities consist primarily of Wachovia’s sponsorship of political action committees, known as PACs, which solicit and accept voluntary contributions from eligible employees and make political contributions to federal, state and local candidates and candidate committees that promote responsible government and support effective financial legislation important to Wachovia and its stockholders. Decisions regarding political contributions by the PACs are subject to the oversight of the board of trustees for each PAC based upon advancing the best interests of Wachovia and its stockholders and the recommendations made voluntarily by contributing Wachovia employees. Any Wachovia employee who contributes to a PAC may request a PAC contribution for a candidate and/or candidate committee. As required by law, all PAC contributions are reported on a periodic basis to the Federal Election Commission and to the appropriate state election authorities. Reports made to those agencies are a matter of public record, and Wachovia’s PACs and political contributions made by the PACs are also subject to annual internal audits. In furtherance of Wachovia’s business interests, Wachovia also participates in certain trade associations; however, these trade associations are independent organizations that may have many positions and views relating to the financial services industry, not all of which are necessarily shared or supported by

Wachovia. In addition, Wachovia complies with Federal and state laws regarding the disclosure of certain lobbying activities and these disclosures are publicly available.

The board believes that the legally required disclosures currently being made by Wachovia, our PACs, and the recipients of political contributions from the PACs, as well as Wachovia’s internal oversight process and policies and procedures are more than adequate and alleviate the concerns raised in the proposal. Furthermore, in light of Wachovia’s policy described above regarding the non-use of corporate funds for political contributions, any additional disclosure would serve no useful purpose and would result in an unnecessary duplication and expense for Wachovia’s stockholders.

The board also believes that any additional disclosure regarding non-deductible political expenditures, to the extent applicable, beyond what is legally required would be harmful to Wachovia and its stockholders. Parties with interests adverse to Wachovia could use any additional voluntary disclosure, including disclosure regarding trade associations, to further their own interests and to frustrate Wachovia’s legitimate business interests. The board believes that jeopardizing Wachovia’s business interests in this manner is not justified, especially given the ample amount of publicly available information resulting from Wachovia’s compliance with Federal and state political disclosure requirements and Wachovia’s policy of not using corporate funds to make contributions to the political candidates and entities described in its policy.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

PROPOSAL 5.	A STOCKHOLDER PROPOSAL REGARDING THE NOMINATION OF DIRECTORS

Mr. Richard A. Dee, of 115 East 89th Street, New York, New York 10128, an owner of 200 shares of Wachovia common stock, has advised Wachovia that he intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, that are presented as received by Wachovia and for which Wachovia and our board accept no responsibility, are set forth below.

“The purpose of this proposal is to enable the owners of Wachovia Corporation, its stockholders, to begin to exert a significant influence over the composition of the Board of Directors. Approval of this proposal will be a first step toward enabling corporate owners to participate in choosing and empowering those responsible for Wachovia’s future.

“It is hereby requested that the Board of Directors adopt promptly a resolution requiring that the Corporate Governance and Nominating Committee nominate two candidates for each directorship to be filled by voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

“This proposal was originated by me and first introduced in 1994, when it was voted upon by the stockholder-owners of six major publicly-owned companies, including Wachovia predecessor, First Fidelity Bancorporation. It was last voted upon in 2000—BEFORE a substantial stock market collapse, and BEFORE revelation of massive corporate corruption that resulted in devastating losses to millions of trusting stockholders.

“Although public outrage resulted in well-intentioned legislation and supposed increases in governmental surveillance, too little attention has been paid to the basic reason corporate corruption and mismanagement occurs—Directors who do not direct.

“Stockholders of publicly-owned companies have been made to believe the cynical and purposefully misleading myth that they “elect” directors. They absolutely do not. Without a choice of candidates, the process described as an “Election of Directors” is simply a farce.

“Directors who do not direct is the underlying cause of most corporate failures. Show me a business debacle, and I’ll show you a Board with inadequate directors—who could not, or would not, fulfill their moral and legal obligations to stockholders. Proper and continual surveillance and input by capable and honest Directors who are well-qualified to serve on a particular board is a company’s first line of defense against corruption and incompetence.

“This proposal suggests what I believe to be the best remedy currently available to begin to improve a situation that has resulted in damage beyond measure to stockholders.

“Ultimately, corporate owners must be able to both nominate and elect Directors. As long as it can be asked “how independent and objective are Directors chosen by those with whom they serve”, it will be well to remember that dogs rarely bite the hands of those who feed them.

“If approved, this proposal will enable Wachovia stockholders to bring about director turnover—and replace any or all directors if they become dissatisfied with the results of their policies and/or company performance. Not a happy prospect even for those able to nominate their successors.

“Please vote FOR this proposal.”

Position of the Board

Wachovia’s board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	The board’s current nominating process is the most effective way of ensuring experienced and qualified individuals serve on the board;

•	Wachovia’s annual election of all directors and majority vote requirement in the election of directors already provide stockholders with a meaningful role in the election of directors; and

•	If adopted, the proposal may be harmful to Wachovia and its stockholders because its process could result in a fragmented board that includes less qualified individuals and may deter other qualified individuals from seeking nomination to the board.

The board strongly believes that this proposal would not be in the best interests of Wachovia and its stockholders, and that its present nominating and election process is the most effective way of ensuring that highly qualified and dedicated individuals serve on the board. Recent enhancements to Wachovia’s director election process providing for the annual election of all directors and majority voting in uncontested director elections already provide stockholders with a meaningful role in the election of Wachovia’s directors and ensure direct accountability to stockholders. Thus, the board believes that the proposal is unnecessary. Moreover, the board believes that the proposal, if implemented, would be harmful to Wachovia and its stockholders because it would create a process that would result in a fragmented, less qualified board, and may deter other qualified individuals from seeking nomination to the board.

Each year the Corporate Governance & Nominating Committee performs the critical function of examining the composition of the board and whether to recommend any changes in its membership. In performing these duties, the Corporate Governance & Nominating Committee, which consists solely of independent directors, reviews the qualifications of existing board members and other possible candidates in accordance with the criteria outlined in the board’s Corporate Governance Guidelines, the committee’s charter and as further described above under “Corporate Governance Policies and Practices”. As indicated, the Corporate Governance & Nominating Committee considers the needs of the board and Wachovia in light of the current mix of director skills and attributes and will consider recommendations by stockholders of qualified director candidates for possible nomination by the board. In recommending one nominee for each open directorship position, the Corporate Governance & Nominating Committee considers many issues and factors in recommending only those individuals who the Committee believes possess the necessary integrity, skills, and dedication to best serve the stockholders of Wachovia. The board believes that this process ensures that only the individuals with the range of character, skills and experience most appropriate for Wachovia serve on the board.

Wachovia’s director election process already provides stockholders with a significant role in the election of directors. In 2007, based on the recommendation of Wachovia’s Corporate Governance & Nominating

Committee and the board, Wachovia stockholders overwhelmingly approved amending Wachovia’s articles of incorporation to eliminate its classified board structure and to provide for majority voting in uncontested director elections. As described in the proxy statement, beginning this year all of Wachovia’s directors stand for reelection annually, and directors are elected to the board in an uncontested election (i.e., no stockholder has submitted an intent to nominate a candidate for election as a director at a stockholders’ meeting) if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The board believes, therefore, that the proposal is unnecessary because these enhancements, together with its director nominating process, ensure that stockholders have significant influence in the election of directors and that directors remain accountable to stockholders.

The board believes that the proposal, if implemented, would be harmful to Wachovia and its stockholders. The proposal would place the board in the unusual and difficult position of having to recommend both the individual who it believes is the best qualified to serve as a director and a competing second candidate who may be viewed less favorably by the board. Accordingly, the proposal, if effectuated, may result in a fragmented board that includes less qualified individuals. The risk of such a harmful result to Wachovia and its stockholders is not justified—especially given Wachovia’s majority vote requirement and because the Corporate Governance & Nominating Committee already provides a process for stockholders to recommend qualified candidates for possible nomination by the board. Wachovia’s bylaws also already provide a procedure in which alternative candidates may be proposed directly by the stockholders themselves.

In addition, the proposal, if effectuated, would likely deter many individuals with superior qualifications from seeking or accepting nomination to the board. The board believes that it is not practical to expect highly qualified candidates, many of whom are likely to be approached by other companies seeking their talents, to set aside their time or other directorship positions to compete in an uncomfortable political campaign in which they would not be assured of having the recommendation and full support of the entire board. As a result, Wachovia and its stockholders may be denied the services of talented and dedicated individuals, many of whom may end up serving as directors for other financial services companies to the detriment of Wachovia and its stockholders.

For the reasons set forth above, the board believes that maintaining the present director selection process is in the best interests of Wachovia and its stockholders.

WACHOVIA’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED “AGAINST” THIS PROPOSAL.

OTHER STOCKHOLDER MATTERS

Management is not aware of any other matters to be voted on at the meeting. If any other matters are presented for a vote, the proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Stockholder proposals intended to be included in our proxy statement and voted on at the 2009 Annual Meeting of Stockholders must be received at our offices at 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary, on or before November 10, 2008. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to Wachovia’s bylaws, in order for any business not included in the proxy statement for the 2009 Annual Meeting of Stockholders to be brought before the meeting by a stockholder, the stockholder must be entitled to vote at that meeting and must give timely written notice of that business to Wachovia’s Corporate Secretary. That meeting is currently scheduled to be held on April 21, 2009, and to be timely, the notice must not be received any earlier than January 22, 2009 (90 days prior to April 22, 2009, the first anniversary of this year’s annual meeting date), nor any later than February 21, 2009 (60 days prior to April 22, 2009). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from April 21, 2009, the notice must be received no earlier than the 90th day prior to the 2009 annual meeting and not later than either the 60th day prior to the 2009 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our bylaws relating to stockholder nominations. For information regarding stockholder nominations to be considered by the Corporate Governance & Nominating Committee, see “Corporate Governance Policies and Practices—Director Nomination Process”. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our bylaws is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

MISCELLANEOUS

The information referred to under the captions “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Wachovia under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

March 10, 2008

Appendix A

Director Independence Standards

The rules of the New York Stock Exchange (“NYSE”) provide that a Wachovia director does not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with Wachovia. The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with Wachovia, and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, the board has adopted the independence standards outlined below to assist the board in determining whether a director has a material relationship with Wachovia. These independence standards should be read together with the NYSE’s independence rules, including the bright line tests and the applicable look-back periods contained in the NYSE’s rules.

Customer Relationships

General Standard for Wachovia Customer Relationships

A lending, deposit, banking, brokerage, investment advisory, investment banking, insurance, trust, custodial or other customer relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific customer relationship standards for the director and Immediate Family Member relationships described below.

Specific Standards for Wachovia Customer Relationships

A relationship is not material if Wachovia is providing financial services to an entity where a director is an employee, or to an entity where an Immediate Family Member is an executive officer, and the payments (i.e. interest payments and fees on loans and fees for financial services) made by the entity to Wachovia, or received by the other entity from Wachovia, for such financial services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Lending Relationships

A relationship is not material if Wachovia is providing lending services to (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member who shares the director’s home or who is financially dependent on the director and

(a)	the loan or extension of credit was made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as, and following credit underwriting procedures that were not less stringent than, those prevailing at the time for comparable transactions with other nonaffiliated persons;

(b)	the loan or extension of credit when made did not involve more than the normal risk of collectability or, from Wachovia’s perspective, present other unfavorable features;

(c)	the loan or extension of credit otherwise complies with applicable law, including Regulation O of the Federal Reserve Board; and

(d)	the loan or extension of credit is not classified as nonaccrual, past due, restructured or potential problems (as provided in Item III.C.1. and 2. of Industry Guide 3, Statistical Disclosure by Bank Holding Companies).

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Supplier or Other Business Relationships

General Standard for Supplier or Other Business Relationships

A supplier or other business relationship between Wachovia and (i) a director, (ii) an Affiliated Entity of a director, (iii) an Immediate Family Member, or (iv) an Affiliated Entity of an Immediate Family Member will not be deemed a material relationship if the relationship was made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons and, to the extent applicable, the relationship satisfies the other specific business relationship standard for the director and Immediate Family Member relationships described below.

Specific Standard for Supplier or Other Business Relationships

The supplier or other business relationship is not material if the business transaction involves Wachovia and an Affiliated Entity of a director, or an Affiliated Entity of an Immediate Family Member, and the payments made by the entity to Wachovia, or received by the other entity from Wachovia, for property or services, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Family Relationships

The employment by Wachovia of an Immediate Family Member will not be deemed a material relationship if (i) the Immediate Family Member is not an executive officer of Wachovia and (ii) the compensation and benefits of the Immediate Family Member were established by Wachovia in accordance with the compensation policies and practices applicable to Wachovia employees in comparable positions.

Charitable Relationships

Contributions, other than matching gift contributions, by Wachovia or the Wachovia Foundation, to a non-profit entity, including educational institutions, where a director or an Immediate Family Member is employed as an executive officer will not be deemed a material relationship if the contributions, in any fiscal year, are less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues.

Consulting or Advisory Relationships

A director may not accept from Wachovia any payments for consulting, advisory or other personal services, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Other Relationships

Relationships, including charitable relationships, between Wachovia and an entity, including a non-profit entity or other charitable organization, where a director or an Immediate Family Member serves solely as a non-management director, advisory director or trustee (or in a similar capacity) will not be deemed a material relationship.

Definitions

Affiliated Entity of a director means any entity (i) where the director is an employee or (ii) that is a “related interest” (as defined in Regulation O of the Federal Reserve Board) of a director.

Affiliated Entity of an Immediate Family Member means any entity (i) where the Immediate Family Member is an executive officer or (ii) that would be a “related interest” (as defined in Regulation O of the Federal Reserve Board) of an Immediate Family Member.

Immediate Family Member means a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Wachovia means Wachovia or any of its subsidiaries.

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THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-816-0869, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until 11:59 p.m. Eastern Daylight Time on April 21, 2008.

Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 11:59 p.m. Eastern Daylight Time on April 21, 2008.

Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “ FOR” ALL NOMINEES LISTED											THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.
1.	A Wachovia proposal to elect directors.
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	1a.	John D. Baker, II	☐	☐	☐	1j.	Joseph Neubauer	☐	☐	☐	2.	A Wachovia proposal to ratify the appointment of KPMG LLP as auditors for the year 2008.	☐	☐	☐
	1b.	Peter C. Browning	☐	☐	☐	1k.	Timothy D. Proctor	☐	☐	☐
	1c.	John T. Casteen, III	☐	☐	☐	1l.	Ernest S. Rady	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS
	1d.	Jerry Gitt	☐	☐	☐	1m.	Van L. Richey	☐	☐	☐	A VOTE “AGAINST” PROPOSALS 3, 4 AND 5.
	1e.	William H. Goodwin, Jr.	☐	☐	☐	1n.	Ruth G. Shaw	☐	☐	☐			FOR	AGAINST	ABSTAIN
	1f.	Maryellen C. Herringer	☐	☐	☐	1o.	Lanty L. Smith	☐	☐	☐	3.	A stockholder proposal regarding non-binding stockholder vote ratifying executive compensation.	☐	☐	☐
	1g.	Robert A. Ingram	☐	☐	☐	1p.	G. Kennedy Thompson	☐	☐	☐
	1h.	Donald M. James	☐	☐	☐	1q.	Dona Davis Young	☐	☐	☐	4.	A stockholder proposal regarding reporting political contributions.	☐	☐	☐
	1i.	Mackey J. McDonald	☐	☐	☐						5.	A stockholder proposal regarding the nomination of directors.	☐	☐	☐

I will attend the Annual ☐
Meeting of Stockholders

Signature

Signature (if held jointly)

Date

NOTE: Signature(s) should agree with name(s) on proxy card. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.

Annual Meeting of Stockholders of
Wachovia Corporation
Charlotte Marriott City Center
100 West Trade Street
Grand Ballroom
Charlotte, NC 28202
April 22, 2008, 9:30 a.m.
DRIVING DIRECTIONS
I-77 North From Columbia Follow I-77 North to Trade Street exit. Go east on Trade Street approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.
I-77 South From Mooresville and Statesville Follow I-77 South to Trade Street exit. Go east on Trade Street approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.
I-85 South from Greensboro Follow I-85 South to Charlotte. Take exit for I-77 South to Columbia. Follow I-77 South to Trade Street exit. Go east on Trade Street approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.
I-85 North From Atlanta Follow I-85 North to I-77 South. Take the Trade Street exit and go east approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.
Directions From the Airport Leave airport and merge left onto Billy Graham Parkway. Take Billy Graham Parkway to I-77 North. Take the Trade Street exit and go east approximately 1 mile to the Marriott Parking Garage. It is on your left between Church Street and Tryon Street.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

WACHOVIA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
APRIL 22, 2008

P R O X Y
     The undersigned holder of shares of common stock of Wachovia Corporation (the “Corporation”) hereby constitutes and appoints Benjamin P. Jenkins, III, and Shannon W. McFayden, or either of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the matters set forth on the reverse side, all of the shares of the Corporation’s common stock held of record by the undersigned on February 14, 2008, at the Annual Meeting of Stockholders of the Corporation to be held on April 22, 2008, at 9:30 a.m. EDT, at the Charlotte Marriott City Center, 100 West Trade Street, Grand Ballroom, Charlotte, North Carolina 28202, and at any adjournments or postponements thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSALS 3, 4 AND 5. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL WITHOUT DELAY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE
Return to:
Georgeson Inc.
Wall Street Station
P.O. Box 1100
New York, NY 10269-0646